                                CREDIT AGREEMENT


                                     among


                          JONES GROWTH PARTNERS L.P.,
                                    Borrower


                          NATIONSBANK OF TEXAS, N.A.,
                                     Agent


                                      and


                           THE LENDERS NAMED HEREIN,
                                    Lenders

                                 $36,000,000

                              December 30, 1994

                               TABLE OF CONTENTS

     SECTION 1      DEFINITIONS AND TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
           1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
           1.2      Number and Gender of Words  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
           1.3      Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14

     SECTION 2      COMMITMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
           2.1      Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
           2.2      Borrowing Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
           2.3      Termination of Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16

     SECTION 3      TERMS OF PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
           3.1      Notes and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
           3.2      Interest and Principal Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
           3.3      Interest Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
           3.4      Quotation of Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
           3.5      Default Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
           3.6      Interest Recapture  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
           3.7      Interest Calculations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
           3.8      Maximum Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
           3.9      Interest Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
          3.10      Conversions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
          3.11      Order of Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
          3.12      Sharing of Payments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
          3.13      Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
          3.14      Booking Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
          3.15      Basis Unavailable or Inadequate for LIBOR Rate  . . . . . . . . . . . . . . . . . . .      21
          3.16      Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
          3.17      Change in Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
          3.18      Consequential Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24

     SECTION 4      FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
           4.1      Treatment of Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
           4.2      Facility Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
           4.3      Agent Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
           4.4      Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24

     SECTION 5      CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
           5.1      Conditions Precedent to Initial Loan  . . . . . . . . . . . . . . . . . . . . . . . .      24
           5.2      Conditions Precedent to Each Loan . . . . . . . . . . . . . . . . . . . . . . . . . .      27

     SECTION 6      REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
           6.1      Purpose of Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
           6.2      Existence and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
           6.3      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
           6.4      Authorization and Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
           6.5      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
           6.6      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
           6.7      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
           6.8      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29

           6.9      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
          6.10      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
          6.11      Properties; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
          6.12      Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
          6.13      Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
          6.14      Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
          6.15      Material Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
          6.16      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
          6.17      Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
          6.18      Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
          6.19      Prior Names . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
          6.20      Licenses, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
          6.21      Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
          6.22      Chief Executive Office; Chief Place of Business . . . . . . . . . . . . . . . . . . .      31
          6.23      Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
          6.24      Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31

     SECTION 7      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
           7.1      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
           7.2      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
           7.3      Items to be Furnished . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
           7.4      Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
           7.5      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
           7.6      Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
           7.7      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
           7.8      Maintenance of Existence, Assets, and Business  . . . . . . . . . . . . . . . . . . .      34
           7.9      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
          7.10      Preservation and Protection of Rights . . . . . . . . . . . . . . . . . . . . . . . .      35
          7.11      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
          7.12      Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
          7.13      Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
          7.14      Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
          7.16      Compliance with Laws and Documents  . . . . . . . . . . . . . . . . . . . . . . . . .      37
          7.17      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
          7.18      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
          7.19      Fiscal Year and Accounting Methods  . . . . . . . . . . . . . . . . . . . . . . . . .      38
          7.20      Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
          7.21      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
          7.22      Loans, Advances, and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . .      39
          7.23      Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
          7.24      Dispositions of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
          7.25      Mergers and Dissolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
          7.26      Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
          7.27      Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
          7.28      Management Fees end Allocated Expenses  . . . . . . . . . . . . . . . . . . . . . . .      40
          7.29      Rate Protection Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
          7.30      Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41

     SECTION 8      DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
           8.1      Payment of Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
           8.2      Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41

           8.3      Debtor Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
           8.4      Judgments and Attachments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
           8.5      Government Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
           8.6      Misrepresentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
           8.7      Franchise Agreements; FCC Licenses  . . . . . . . . . . . . . . . . . . . . . . . . .      42
           8.9      Default Under Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
          8.10      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
          8.11      Validity and Enforceability of Loan Papers  . . . . . . . . . . . . . . . . . . . . .      43

    SECTION 9       RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
           9.1      Remedies Upon Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
           9.2      Company Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
           9.3      Delegation of Duties and Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
           9.4      Not in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
           9.5      Course of Dealing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
           9.6      Cumulative Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
           9.7      Application of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
           9.8      Diminution in Value of Collateral . . . . . . . . . . . . . . . . . . . . . . . . . .      44
           9.9      Certain Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
          9.10      Limitation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
          9.11      Expenditures by Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45

    SECTION 10      AGREEMENT AMONG LENDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
          10.1      Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
          10.2      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
          10.3      Proportionate Absorption of Losses  . . . . . . . . . . . . . . . . . . . . . . . . .      47
          10.4      Delegation of Duties; Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
          10.5      Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
          10.6      Default; Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
          10.7      Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
          10.8      Relationship of Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
          10.9      Benefits of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49

    SECTION 11      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
          11.1      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
          11.2      Nonbusiness Days  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
          11.3      Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
          11.4      Form and Number of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
          11.5      Exceptions to Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
          11.6      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
          11.7      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
          11.8      Invalid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
          11.9      Entirety  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
         11.10      Venue; Service of Process; Jury Trial . . . . . . . . . . . . . . . . . . . . . . . .      51
         11.11      Amendments, Consents, Conflicts, and Waivers  . . . . . . . . . . . . . . . . . . . .      52
         11.12      Multiple Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
         11.13      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
         11.14      Successors and Assigns; Participation . . . . . . . . . . . . . . . . . . . . . . . .      54
         11.15      Confidentiality of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .      56
         11.16      Discharge Only Upon Payment in Full: Reinstatement in Certain Circumstances . . . . .      56

Schedule 2.1           -         Lenders and Committed Sums
Schedule 5.1(d)        -         UCC Filing Offices
Schedule 6.2           -         Authorizations
Schedule 6.7           -         Litigation
Schedule 6.9           -         Environmental Matters
Schedule 6.11          -         Location of Tangible Property
Schedule 6.15          -         Material Agreements
Schedule 6.19          -         Prior Names
Schedule 6.20          -         Licenses
Schedule 6.21          -         Franchise Agreements
Schedule 6.22          -         Chief Executive Office; Chief Place of Business
Schedule 7.13          -         Existing Debt
Schedule 7.14          -         Existing Liens
Schedule 7.22          -         Other Investments


Exhibit A              -         Form of Promissory Note (Revolving Period)
Exhibit A-1            -         Form of Term Note
Exhibit B              -         Form of Security Agreement
Exhibit C-1            -         Form of Notice of Borrowing
Exhibit C-2            -         Form of Notice of Conversion
Exhibit D              -         Form of Compliance Certificate
Exhibit E              -         Form of Assignment and Assumption Agreement
Exhibit F              -         Form of Opinion of Counsel to Borrower
Exhibit G              -         Form of Subordination Agreement

                                CREDIT AGREEMENT

         THIS AGREEMENT is entered into as of December 30, 1994, among JONES GROWTH PARTNERS L.P., a Colorado limited partnership ("BORROWER"), Lenders (hereinafter defined), and NATIONSBANK OF TEXAS, N.A., as a Lender and as Agent for itself and the other Lenders.

         Borrower has requested Lenders to extend credit to Borrower, never to exceed the aggregate of $36,000,000 (in the form of revolving loans convertible to a term loan), (i) to enable Borrower to refinance certain existing indebtedness, and (ii) to provide working capital and other funds to be used for general corporate purposes, capital expenditures of the Borrower, and any other purpose permitted hereunder. Upon and subject to the terms of this Agreement, Lenders are willing to extend such credit to Borrower. Accordingly, in consideration of the mutual covenants contained herein, Borrower, Agent, and Lenders agree as follows:

SECTION 1 DEFINITIONS AND TERMS.

         1.1 Definitions. As used herein:

         AGENT means NationsBank and its successor or successors as agent for Lenders under this Agreement.

         AFFILIATE means any Person which directly or indirectly controls, or is controlled by, or is under common control with, Borrower, any Person which owns directly or indirectly beneficially or of record 5% or more of any equity interest or class of capital stock of Borrower or of which 5% or more of any equity interest or class of capital stock is owned directly or indirectly beneficially or of record by Borrower or a Subsidiary of any Person directly or indirectly controlled by any of the foregoing. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         AFFILIATED ENTITY means (a) any Person that is an Affiliate of Borrower, and (b) any other Person as to which Borrower or another Affiliated Entity (i) is or has agreed or otherwise has a duty to become a general partner of such Person or otherwise generally liable for or on account of the liabilities, acts, or omissions of such Person, (ii) has agreed or otherwise has a duty to acquire securities or other interests in or make capital contributions, loans, or other investments to or on account of such Person, or
(iii) has an interest in such Person or has or may have a liability to or on account of such Person that is material to the business, operations or financial condition of the Borrower.

         AGREEMENT means this Credit Agreement (as the same may hereafter be amended, modified, supplemented or restated from time to time).

         ALLOCATED EXPENSES means for any period the fees payable (without regard to Borrower's right to defer or limit actual payment) to Jones Intercable and its Subsidiaries and Affiliates by the Borrower to compensate Jones Intercable for that portion of its general overhead and administrative expenses, including all of its direct and indirect expenses, fairly allocable to the operation of the Borrower's business, including, but not limited to, home office rent, supplies, telephone, travel, data processing and copying charges, and salaries of full and part-time employees, including officers' salaries.

         ANNUALIZED OPERATING CASH FLOW means as of the end of any fiscal quarter for which Borrower is required to deliver quarterly or annual Financial Statements and the related Compliance Certificate pursuant to SECTIONS 7.3(a) and 7.3(b) or, when used in connection with any calculation made as of a date other than the end of a fiscal quarter, as of the end of the most recently ended fiscal quarter for which Borrower is required to deliver quarterly or annual Financial Statements and the related Compliance Certificate pursuant to SECTIONS 7.3(a) and 7.3(b), Operating Cash Flow for such quarter times four.

         APPLICABLE MARGIN means, at the time of any determination thereof, for purposes of all Loans, the margin of interest over the Base Rate or the LIBOR Rate, as the case may be, which is applicable at the time of any determination of interest rates under this Agreement, which Applicable Margin shall be subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Total Debt to Annualized Operating Cash Flow, as follows:

           ======================================================
            RATIO OF TOTAL DEBT      APPLICABLE       APPLICABLE
               TO ANNUALIZED         MARGIN FOR       MARGIN FOR
            OPERATING CASH FLOW      BASE RATE        LIBOR RATE
           ------------------------------------------------------
           Greater than or equal       0.25%             1.25%
           to 4.00 to 1
           ------------------------------------------------------
           Greater than or equal      0.125%             1.00%
           to 3.50 to 1 but less
           than 4.00 to 1
           ------------------------------------------------------
           Less than 3.50 to 1          0.0%              0.75%
           ======================================================

The ratio of Total Debt to Annualized Operating Cash Flow shall be determined from the then most current of the quarterly or annual Financial Statements and related Compliance Certificate delivered by Borrower pursuant to SECTIONS 7.3(a) and 7.3(b) hereof. The adjustment, if any, to the Applicable Margin shall be effective commencing on the fifth Business Day after the delivery of such Financial Statements and related Compliance Certificate. If Borrower fails at any time to timely furnish to Lenders the Financial Statements and related Compliance

Certificates as required to be delivered pursuant to SECTIONS 7.3(a) and (b) hereof, and such failure shall not be remedied within five days, then the margin applicable in the case of a ratio of Total Debt to Annualized Operating Cash Flow equal to or greater than 4.0 to 1 shall apply until such time as such Financial Statements and Compliance Certificate are so delivered.

         ASSOCIATE GENERAL PARTNER means Growth Partners, Inc., a Delaware corporation.

         AUTHORIZATIONS means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Tribunal (including, without limitation, the FCC).

         BASE RATE means, for any day, the greater of (a) the prime rate per annum most recently announced by Agent as its prime rate in effect at its principal office in Dallas, Texas automatically fluctuating upward and downward with and at the time specified in each such announcement without special notice to Borrower or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer, or (b) the sum of the Federal Funds Rate plus 0.5%.

         BASE RATE LOAN means a Loan bearing interest at the sum of the Base Rate plus the Applicable Margin.

         BASIC RATE means, with respect to each particular System, the minimum standard monthly fees and charges charged to customers of such System for the level of cable television service that is subscribed to by all subscribers, unless in any particular System, such level of cable television service is a Lifeline (as defined herein), in which case, it shall mean the aggregate minimum standard monthly fees and charges charged to customers of such System for the "basic service" and the first "tier" of services thereafter (as such terms are commonly understood in the cable television industry). Lifeline shall mean a level of cable television service that includes only broadcast stations, PEG access channels and at most, three satellite delivered signals.

         BASIC SUBSCRIBERS means, at any time, the total number of subscribers subscribing to a System (excluding "second connects" as such term is commonly understood in the cable television industry) who (a) pay the Basic Rate for service in such System, and (b) are not more than sixty (60) days past due in payment. In the case of commercial buildings, such as hotels or motels, or in the case of multiple residential dwellings, such as apartment houses and multifamily homes, which do not obtain reduced bulk service rates, each separate guest unit or dwelling unit receiving service shall be counted as one subscriber. The number of subscribers in a commercial building or in a multiple residential dwelling which does obtain a reduced bulk service rate shall be obtained by dividing (i) the aggregate dollar amount of monthly subscribers' fees paid on account of such commercial building or multiple residential dwelling for basic service by (ii) the applicable Basic Rate for the System in which such building or dwelling is located. Residential households (other than in a multiple residential dwelling) paying the Basic Rate under any form of deferred payment arrangement shall not be included. Except for discounts to senior citizens less than 20% of the otherwise applicable rate, residential households

(other than a multiple residential dwelling) paying for services on a discounted basis or under any form of deferred payment arrangement shall not be included.

         BORROWER is defined in the preamble to this Agreement.

         BORROWING DATE is defined in Section 2.2(a).

         BUSINESS DAY means (a) for all purposes, any day other than Saturday, Sunday, and any other day on which commercial banking institutions are required or authorized by Law to be closed in Dallas, Texas, or New York, New York, and
(b) in respect of any LIBOR Rate Loan, a day on which dealings are current in the London interbank market and commercial banks are open for domestic or international business in London.

         CAPITAL EXPENDITURE means, for any Person, the aggregate amount of all purchases or acquisitions by such Person of, and expenditures for additions to, items considered to be capital items, including, without limitation, expenditures relating to property, plant, or equipment, which would be capitalized on such Person's balance sheet.

         CAPITAL LEASE means any capital lease or sublease which should be capitalized in accordance with GAAP on a balance sheet.

         CLOSING DATE means the date of execution and delivery of this Agreement.

         CODE means the Internal Revenue Code of 1986, as amended, together with rules and regulations promulgated thereunder.

         COLLATERAL means the collateral described in the Security Documents from time to time subject to or intended to be subject to Liens securing the Obligation.

         COMMITTED SUM means, for any Lender, the amounts respectively stated beside its name on SCHEDULE 2.1 or on the most recently amended SCHEDULE 2.1, if any, delivered by Agent pursuant to this Agreement, subject to reduction and cancellation as provided in this Agreement.

         COMMITMENT PERCENTAGE means, at the time of any determination thereof for any Lender the proportion which its Committed Sum bears to the aggregate Committed Sums of all Lenders.

         COMMUNICATIONS ACT means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992, and all rules and regulations thereunder, in each case as from time to time in effect.

         COMPLIANCE CERTIFICATE means a certificate signed by a Responsible Officer of Borrower, substantially in the form of EXHIBIT D.

         CONSEQUENTIAL LOSS means any loss or expense other than loss of the Applicable Margin which any Lender may reasonably charge in respect of a LIBOR Rate Loan as a consequence of (a) any failure or refusal of Borrower to take such Loan after Borrower shall have requested it under this Agreement, or (b) any prepayment or payment of such Loan or conversion of such Loan to a Loan of another Type, in each case, prior to the last day of the Interest Period therefor.

         CURRENT FINANCIALS means, at the time of any determination thereof, the most recently delivered to Lenders of (a) the Financial Statements of Borrower for the fiscal year ended December 31, 1993, and the quarter ended September 30, 1994, and (b) the Financial Statements of Borrower most recently delivered under SECTIONS 7.3(a) or 7.3(b), as the case may be.

         DEBT means (without duplication), for any Person, all obligations, contingent or otherwise (including, without limitation, contingent obligations in connection with letters of credit), which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, and the following, whether or not classified upon such Person's balance sheet as liabilities (i) liabilities secured (or for which the holder of such Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by such Person (whether or not the liability secured thereby shall have been assumed), (ii) obligations which have been or under GAAP should be capitalized for financial reporting purposes, (iii) all guaranties, endorsements, and other contingent obligations with respect to Debt of others, including, but not limited to, any obligations to purchase, sell, or furnish property or services primarily for the purpose of enabling such other Person to make payment of any of such Debt, or to otherwise assure the owner of any of such Debt against loss with respect thereto, (iv) obligations to repurchase assets previously sold, (v) obligations under Rate Protection Agreements and foreign exchange or forward sale contracts or similar arrangements, and (vi) obligations of such Person in connection with any agreement to purchase, redeem, or otherwise acquire for value any capital stock of such Person or any warrants, rights, or options to acquire such capital stock.

         DEBTOR RELIEF LAWS means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments or similar Laws from time to time in effect affecting the Rights of creditors generally.

         DEFAULT is defined in SECTION 8.

         DEFAULT RATE means a per annum rate of interest equal from day to day to the lesser of (a) with respect to any Loan, the rate otherwise applicable to such Loan plus 2%, and, with respect to any other amounts due hereunder, the Base Rate plus 3-1/2% and (b) the Maximum Rate.

         DETERMINING LENDERS means, on any date of determination, any combination of Lenders holding at least 71% of the Principal Debt, or, if no Principal Debt is outstanding, any combination of Lenders holding at least 71% of the Total Commitment.

         DISTRIBUTION for any Person means, with respect to any shares of any capital stock or other equity securities issued by such Person, (a) the retirement, redemption, purchase, or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, (c) any loan or advance by such Person to, or other investment by such Person in, the holder of any of such securities, and (d) any other payment by such Person with respect to such securities.

         EMPLOYEE PLAN means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by Borrower.

         ENVIRONMENTAL LAW means any Law that relates to the pollution or protection of the environment or to Hazardous Substances.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

         ERISA AFFILIATE means any company or trade or business (whether or not incorporated) which, for purposes of Title/IV of ERISA, is a member of Borrower's controlled group or which is under common control with Borrower within the meaning of Section 414 of the Code.

         EXCESS CASH FLOW means for any fiscal year of Borrower (commencing with fiscal year 1997) Operating Cash Flow less the sum of (a) Capital Expenditures, (b) Total Debt Service, (c) current fiscal year Management Fees and Allocated Expenses earned and paid, and (d) $100,000.

         EXHIBIT means an exhibit to this Agreement unless otherwise specified.

         EXISTING CREDIT AGREEMENT means the Credit Agreement dated as of February 28, 1990, as amended, among Borrower, the banks named therein and Mellon Bank, N.A., as agent.

         FCC means the Federal Communications Commission or any successor agency thereto performing functions similar to those performed by the Federal Communications Commission on the date hereof.

         FCC LICENSE means any license or permit issued by the FCC, including, without limitation, licenses issued in connection with the operation of community antenna television systems, community antenna relay systems, microwave systems, earth stations and business and other two-way radios.

         FEDERAL FUNDS RATE means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 0.01%) determined (which determination shall be conclusive and binding, absent manifest error) by Agent to be equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, or, if such rates are not published for any day, the average of the quotations at approximately 10:00 a.m. (Dallas, Texas time) received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         FINANCIAL STATEMENTS means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared in accordance with GAAP, which profit and loss statements and statements of cash flow shall be in comparative form to the corresponding period of the preceding fiscal year, and which balance sheets and reconciliations of capital and surplus shall be in comparative form to the prior year end figures.

         FRANCHISE means any franchise, permit, license or other authorization granted by any governmental unit or authority, including all laws, regulations and ordinances relating thereto, for the construction, operation and maintenance of a cable television system or SMATV system and the reception and transmission of signals by microwave, and shall include, without limitation, all FCC Licenses and all certificates of compliance and cable television registration statements which are required to be issued by or filed with the FCC.

         FRANCHISE AGREEMENT means any ordinance, agreement, contract or other document stating the terms and conditions of any Franchise, including, without limitation, all exhibits and schedules thereto, all amendments thereof and consents, waivers and extensions issued thereunder, any documents incorporated therein by reference and the application from which such Franchise was granted.

         GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which (except as set forth in SECTION 1.3) are applicable from time to time.

         HAZARDOUS SUBSTANCE means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or
(b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

         HOMES PASSED means the actual number of residential dwellings which can be connected to a System by a single drop line from existing trunk and distribution lines, which lines are energized and capable of carrying cable television signals to subscribers and are connected to an existing head end facility. In the case of commercial buildings, such as hotels or motels, or in the case of multiple residential dwellings, such as apartment houses and multifamily homes, which do not and are not reasonably anticipated to obtain a reduced bulk service rate, each separate guest unit or dwelling unit shall be counted as one residential dwelling. The number of dwelling units in a commercial building or in a multiple residential building which does or is reasonably anticipated to obtain a reduced bulk service rate shall be obtained by dividing (a) the aggregate dollar amount of monthly subscriber fees obtained or reasonably anticipated to be obtained on account of such commercial building or multiple residential building for basic service (as such term is commonly understood in the cable television industry) by (b) the applicable Basic Rate. Except for discounts to senior citizens less than 20% of the otherwise applicable rate, residential households (other than a multiple residential dwelling) paying for or reasonably expected to be paying for services on a discounted basis or under any form of deferred payment arrangement shall not be included.

         INTEREST EXPENSE means for any period of calculation thereof, all interest (whether accrued as a liability and payable in cash or imputed, and including interest payable pursuant to any Rate Protection Agreement) on Total Debt during such period, (including, without limitation, imputed interest on Capital Lease obligations).

         INTEREST PERIOD is determined in accordance with SECTION 3.9.

         JONES INTERCABLE means Jones Intercable, Inc., a Colorado corporation.

         LAWS means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, or interpretations of any Tribunal.

         LENDERS means the financial institutions named on SCHEDULE 2.1 or on the most recently amended SCHEDULE 2.1, if any, delivered by Agent pursuant to this Agreement, and, subject to the terms and conditions of this Agreement, their respective successors and assigns, but not any Participant who is not otherwise a party to this Agreement.

         LIBOR RATE means with respect to a LIBOR Rate Loan for the relevant Interest Period, the per annum rate of interest (rounded upward, if necessary, to the nearest 0.01%) equal to the quotient obtained by dividing (a) the rate at which deposits in United States dollars are offered to Agent by first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period in an amount comparable to the amount of Agent's relevant LIBOR Rate Loan therefor and having a maturity comparable to the applicable Interest Period; by (b) one minus the LIBOR Rate Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

         LIBOR RATE LOAN means a Loan bearing interest at the sum of the LIBOR Rate plus the Applicable Margin.

         LIBOR RATE RESERVE REQUIREMENT means, with respect to any LIBOR Rate Loan for the relevant Interest Period, the maximum aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable Law) applicable to a member bank of the Federal Reserve System in respect of eurocurrency fundings or liabilities.

         LIEN means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other Right of or arrangement with any creditor to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

         LIMITED PARTNERSHIP AGREEMENT means the Jones Growth Partners L.P. Limited Partnership Agreement dated as of June 9, 1989, among Jones Spacelink Cable Corporation, a Colorado corporation, as Managing General Partner, SLH Growth Partners, Inc. (now known as Growth Partners, Inc.), as Associate General Partner, and the limited partners admitted pursuant to such agreement.

         LITIGATION means any action by or before any Tribunal.

         LOAN means any amount disbursed by one or more Lenders to Borrower under this Agreement, whether such amount constitutes an original disbursement of funds or the continuation of an amount outstanding.

         LOAN PAPERS means (a) this Agreement, certificates delivered pursuant to this Agreement, and Exhibits and Schedules hereto, (b) all agreements, documents, or instruments in favor of Agent or Lenders (or Agent on behalf of Lenders) ever delivered pursuant to this Agreement or otherwise delivered in connection with all or any part of the Obligation, including, without limitation, the Notes, the Security Documents, and the Subordination Agreement, and (c) all renewals, extensions, or restatements of, or amendments or supplements to, any of the foregoing.

         MANAGING GENERAL PARTNER means Jones Spacelink Cable Corporation, a Colorado corporation.

         MANAGEMENT FEES means, for any period, (i) management fees payable (without regard to Borrower's right to defer or limit actual payment) by Borrower to the Managing General Partner during such period for management services provided to Borrower and (ii) the supervisory fee payable to the Associate General Partner, in each case as described in the Limited Partnership Agreement.

         MATERIAL ADVERSE EVENT means any set of one or more circumstances or events which, individually or collectively, would reasonably be expected to result in any (a) impairment of the ability of Borrower to perform any of its payment or other material obligations under the Loan Papers or, except as a result of actions taken by Agent or Lenders, the ability of Agent or any Lender to enforce any such obligations or any of their respective Rights under the Loan Papers, (b) material and adverse effect on the financial condition of the Borrower as represented to

Lenders in the Financial Statements of Borrower for the fiscal year ended December 31, 1993, and the quarter ended September 30, 1994, or (c) Default or Potential Default.

         MATERIAL AGREEMENT means, for any Person, any material written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, and which is not cancelable by such Person upon 30 days or less notice without liability for further payment other than nominal penalty, and which requires such Person to pay more than $500,000 during any 12-month period, excluding purchase orders for materials or inventory in the ordinary course of business.

         MAXIMUM AMOUNT and MAXIMUM RATE respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

         MULTIEMPLOYER PLAN means a multiemployer plan as defined in SECTIONS 3(37) or 4001 (a)(3) of ERISA or SECTION 414(f) of the Code to which Borrower or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

         NATIONSBANK means NationsBank of Texas, N.A., in its individual capacity as a Lender, and its successors and assigns.

         NET OPERATING CASH FLOW means for any fiscal quarter, Operating Cash Flow for such fiscal quarter less the sum of (a) Allocated Expenses and (b) Management Fees, in each case, actually incurred and paid during such quarter.

         NOTES means the promissory notes in substantially the form of EXHIBIT A or EXHIBIT A-I, as applicable, executed by Borrower in favor of Lenders, and all renewals, extensions, amendments, restatements, and consolidations of all or ANY PART THEREOF, AND "NOTE" means any one of them.

         NOTICE OF BORROWING is defined in SECTION 2.2(a).

         NOTICE OF CONVERSION is defined in SECTION 3.10.

         OBLIGATION means all present and future indebtedness, liabilities, and obligations, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Agent or any Lender by Borrower arising from, by virtue of, or pursuant to any Loan Paper or any Rate Protection Agreement with a Lender, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Papers.

         OPERATING CASH FLOW means for any fiscal quarter total revenues (excluding the gain on the sale of any assets to the extent included therein) of Borrower for such quarter, determined in accordance with GAAP, less operating expenses of Borrower actually incurred and paid for such quarter, excluding depreciation, amortization, Interest Expense, and other non-cash charges, Allocated Expenses, and Management Fees.

         PARTICIPANT is defined in SECTION 11.14(b).

         PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established pursuant to ERISA.

         PERMITTED DEBT means Debt described in SECTION 7. 13.

         PERMITTED LIENS means Liens described in SECTION 7. 14.

         PERSON means any individual, entity, or Tribunal.

         POTENTIAL DEFAULT means the occurrence of any event or existence of any circumstance which, with the giving of notice or lapse of time or both, would become a Default.

         PREMIUM SUBSCRIPTION means a Pay Service received by a Basic Subscriber that (a) is in addition to the minimum package of subscriber services that each Basic Subscriber to a System must receive as a subscriber thereof, (b) is for a fee in addition to the Basic Rate, and (c) is not more than sixty (60) days past due. The number of Premium Subscriptions in the case of Basic Subscribers receiving a reduced bulk pay programming service rate shall be determined by dividing (x) the aggregate dollar amount of monthly subscribers' fees paid on account of such services by (y) the applicable standard rate for the pay programming services received. As used herein, the term "Pay Service" shall mean a cable television programming service available to Basic Subscribers of a System for a separate charge, other than "pay per view" events.

         PRINCIPAL DEBT means, at the time of any determination thereof, the aggregate unpaid principal balance of all Loans.

         PRO FORMA TOTAL DEBT SERVICE means, without duplication, for the succeeding twelve-month period from the end of any fiscal quarter or, with respect to any calculation made as of a date other than the end of a fiscal quarter, as of the end of the most recently ended fiscal quarter for which Borrower is required to deliver quarterly or annual Financial Statements and the related Compliance Certificate pursuant to SECTIONS 7.3(a) and 7.3(b), Total Debt Service during such period; provided that, for purposes of this definition, the rates of interest payable during any period on Total Debt (x) bearing interest at a variable rate or at different fixed rates or (y) on which interest does not become payable until a specified date after the end of such quarter shall, in each case, be the interest rates per annum payable on such Total Debt as of the date for which such calculation is made.

         PRO RATA AND PRO RATA PART means, at the time of any determination thereof for any Lender the proportion the Principal Debt owed to such Lender bears to the aggregate Principal Debt owed to all Lenders, or if no loan has been advanced or is then outstanding, the proportion which any Lender's Committed Sum bears to the Total Commitment.

         PURCHASER is defined in SECTION 11.14(c).

         RATE PROTECTION AGREEMENTS means swap obligations (including without limitation any master swap obligations), interest-rate collars, caps or floors and any other interest rate hedge obligations of Borrower in connection with any Debt for borrowed money (excluding any guaranties or like arrangements with respect thereto) of Borrower.

         REPORTABLE EVENT shall have the meaning specified in SECTION 4043 of ERISA in connection with an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

         REPRESENTATIVES means representatives, officers, directors, employees, attorneys, and agents.

         RESPONSIBLE OFFICER means the chairman, president, chief executive officer, chief financial officer or treasurer of Borrower.

         RIGHTS means rights, remedies, powers, privileges, and benefits.

         SCHEDULE means a schedule attached to this Agreement unless specified otherwise.

         SECURITY AGREEMENT means a Security Agreement in the form and upon the terms of Exhibit B, executed by Borrower, as the same may be amended, modified or supplemented from time to time.

         SECURITY DOCUMENTS means the Security Agreement, financing statements, and any related documents.

         SMATV means a satellite master antenna television system.

         SOLVENT means, as to a Person, that (a) the aggregate fair market value of such Person's assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Person does not have unreasonably small capital to conduct such Person's business.

         SUBORDINATED DEBT means at any time (a) the outstanding principal amount of all Debt owed by Borrower to Jones Intercable, the Managing General Partner or the Associate General Partner, or any Affiliate or Subsidiary thereof, and subordinated to the Obligation pursuant to the Subordination Agreements, including, without limitation, all deferred Management Fees and

Allocated Expenses and interest thereon and all loans and advances, and (b) the outstanding principal amount of other subordinated Debt of Borrower issued upon terms, and pursuant to documents, satisfactory to Lenders.

         SUBORDINATION AGREEMENT means an agreement in the form and upon the terms of EXHIBIT G, executed and delivered by Jones Intercable, the Managing General Partner and the Associate General Partner, as the same may be amended, modified or supplemented from time to time.

         SUBSIDIARY OF ANY PERSON AT ANY TIME means any corporation or other entity of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does nor may suspend or dilute the voting rights of such class) is at such time owned or controlled directly or indirectly by such Person or one or more Subsidiaries of such Person.

         SYSTEM OR SYSTEMS means the assets constituting a domestic cable television or an adjacent SMATV system (including, without limitation, all related licenses, franchises and permits issued under federal, state or local laws from time to time, and all agreements with public utilities and microwave transmission companies, pole attachment, use, access or rental agreements, utility easements and all other property owned or used in connection with the entertainment and services provided pursuant to, and all interest of Borrower to receive revenues from, or pursuant to, said licenses, franchises and permits) owned and operated by Borrower and serving subscribers within a geographical area covered by one or more Franchises from the same head end facility or by two or more related head end facilities.

         TAXES means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises, or assets.

         TERMINATION DATE means the earlier of (a) December 31, 1996, and (b) the effective date that Lenders' commitments to lend under this Agreement are otherwise cancelled or terminated in accordance with this Agreement.

         TOTAL COMMITMENT means, on any date of determination, the sum of all Committed Sums for all Lenders (as the same may have been reduced or cancelled as provided in this Agreement) then in effect.

         TOTAL DEBT means at any time the sum of

                 (a) the outstanding principal amount of all Subordinated Debt of Borrower of a type described in ITEM (B) of the definition of Subordinated Debt;

         (b) the outstanding Principal Debt;

         (c) the total amount of Capital Lease obligations of Borrower; and

                 (d) to the extent not included in any of the foregoing, the amount which is the subject of guaranties, endorsements, and other contingent obligations of Borrower with respect to Debt of others, including, but not limited to, any obligations to purchase, sell, or furnish property or services primarily for the purpose of enabling such other Person to make payment of any of such Debt, or to otherwise assure the owner of any of such Debt against loss with respect thereto.

         TOTAL DEBT SERVICE means for any period, the sum of (a) all principal and Interest Expense scheduled to be paid on Total Debt during such period (including without limitation any amounts scheduled to be paid pursuant to any Rate Protection Agreement), plus (b) all rentals (other than insurance premiums and property Taxes) scheduled to be paid under Capital Leases during such period.

         TRIBUNAL means any (a) local, state, commonwealth, federal or foreign judicial, executive, or legislative instrumentality, or any agency, authority, commission, or board thereof, including, without limitation, any franchising authority, (b) private arbitration board or panel, or (c) central bank.

         TYPE means any type of Loan determined with respect to the interest option applicable thereto.

         1.2 Number and Gender of Words. Whenever in any Loan Paper the singular number is used, the same shall include the plural where appropriate and vice versa, and words of any gender shall include each other gender where appropriate.

         1.3 Accounting Principles. All accounting and financial terms used in the Loan Papers and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and, all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period.

SECTION 2 COMMITMENT.

         2.1 Facility. Subject to and in reliance upon the terms, conditions, representations, and warranties in the Loan Papers, each Lender severally and not jointly agrees to lend to Borrower such Lender's Commitment Percentage of one or more Loans which, subject to the Loan Papers, Borrower may borrow, repay, and reborrow under this Agreement; provided that (a) each such Loan must occur on a Business Day and no later than the Business Day immediately preceding the Termination Date; (b) each such Loan shall be in an amount not less than $1,000,000 or a greater integral multiple of $250,000; (c) on any date of determination, the Principal Debt shall never exceed the Total Commitment (as such amount is subject to reduction and cancellation in accordance with this Agreement); and (d) on any date of determination, the Principal Debt for any Lender shall never exceed such Lender's Committed Sum.

2.2  Borrowing Procedure. The following procedures apply to Loans.

         (a) Each Loan shall be made on Borrower's notice (a "NOTICE OF BORROWING," substantially in the form of Exhibit C-I) to Agent requesting that Lenders fund a Loan on a certain date (the "BORROWING DATE"), which notice (i) shall be irrevocable and binding on Borrower, (ii) shall specify the Borrowing Date, amount, Type, and (for a Loan comprised of LIBOR Rate Loans) Interest Period, and (iii) must be received by Agent no later than 11:00 a.m. Dallas, Texas time on the third Business Day preceding the Borrowing Date for any LIBOR Rate Loan or on the Business Day immediately preceding the Borrowing Date for any Base Rate Loan. No later than 2:00 p.m. Dallas, Texas time on the day on which Agent receives a Notice of Borrowing pursuant to this SECTION 2.2(a), Agent shall advise the other Lenders of such Notice of Borrowing and of each Lender's portion of the requested Loan by telex or telecopier.

         (b) Each Lender shall remit its Commitment Percentage of each requested Loan to Agent's principal office in Dallas, in funds which are or will be available for immediate use by Agent by 1:00 p.m. Dallas time on the Borrowing Date therefor. Subject to receipt of such funds, Agent shall (unless to its actual knowledge any of the conditions precedent therefor have not been satisfied by Borrower, unless waived by Determining Lenders) make such funds available to Borrower by causing such funds to be deposited to Borrower's account as designated to Agent by Borrower. Notwithstanding the foregoing, unless Agent shall have been notified by a Lender prior to a Borrowing Date that such Lender does not intend to make available to Agent such Lender's Commitment Percentage of the applicable Loan, Agent may assume that such Lender has made such proceeds available to Agent on such date, as required herein, and Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount in accordance with the foregoing terms, but, if such corresponding amount is not in fact made available to Agent by such Lender on such Borrowing Date, Agent shall be entitled to recover such corresponding amount on demand (i) from such Lender, together with interest at the Federal Funds Rate during the period commencing on the date such corresponding amount was made available to Borrower and ending on (but excluding) the date Agent recovers such corresponding amount from such Lender, or (ii), if such Lender fails to pay such corresponding amount forthwith upon such demand, then from Borrower, together with interest at a rate per annum equal to the Federal Funds Rate during the period commencing on such Borrowing Date and ending on (but excluding) the date Agent recovers such corresponding amount from Borrower. No Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of any Loan; and no Lender's obligation to make its Commitment Percentage of any Loan shall be affected by any other Lender's failure to make its Commitment Percentage of such Loan.

         2.3 Termination of Commitment. Without premium or penalty, and upon giving not less than 5 Business Days prior written and irrevocable notice to Agent, Borrower may terminate in whole or in part the unused portion of the Total Commitment; provided that each partial termination shall be in an amount of not less than $3,000,000 or a greater integral multiple of $1,000,000, and shall be Pro Rata among all Lenders.

SECTION 3 TERMS OF PAYMENT.

         3.1  Notes and Payments.

                 (a) Principal Debt shall be evidenced by the Notes, one payable to each Lender in the stated principal amount of its Committed Sum.

                 (b) Each payment or prepayment on the Obligation must be paid at Agent's principal office in Dallas in funds which are or will be available for immediate use by Agent by 1:00 p.m. Dallas, Texas time on the day due. Agent shall pay to each Lender its Pro Rata Part of each such payment or prepayment on the same day Agent shall have received the same from Borrower, if such payment or prepayment is received by Agent by 1:00 p.m. Dallas, Texas time, and otherwise before 12:00 noon Dallas, Texas time on the Business Day next following; if on the next Business Day, Agent shall pay interest on the amount distributed at the Federal Funds Rate. If and to the extent Agent shall not make such payments to Lenders when due, such unpaid amounts shall accrue interest at the Federal Funds Rate from the due date until (but not including) the date on which Agent makes such payments to Lenders. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Lenders hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption (but shall not be required to), cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent (unless such repayment is made on the same day as such distribution), at an interest rate per annum equal to the Federal Funds Rate.

         3.2  Interest and Principal Payments.

                 (a) Interest on each LIBOR Rate Loan shall be due and payable as it accrues on the last day of its respective Interest Period; provided that if any Interest Period is a period greater than 3 months, then accrued interest shall also be due and payable on the date 3 months after the commencement of such Interest Period. Interest on each Base Rate Loan shall be due and payable as it accrues on the last Business day of each September, December, March, and June (commencing March 1995).

                 (b) On the Termination Date the revolving loan facility under this Agreement will convert to a term loan, which shall be evidenced by Notes in the form of Exhibit A-I, one such Note executed and delivered by Borrower to each Lender on the Termination Date in the amount of such Lender's outstanding Principal Debt on such date, and the outstanding Principal Debt shall be due and payable on the last Business Day of each March, June, September, and December thereafter, with the amount of each such payment being equal to the following percentage of the outstanding Principal Debt as of the Termination
         Date:

                   Calendar                   Quarterly               Annual
                   Year                       Percentage              Percentage
                   1997                       2.500%                  10.000%
                   1998                       3.000%                  12.000%
                   1999                       3.750%                  15.000%
                   2000                       5.000%                  20.000%
                   2001                       5.000%                  20.000%
                   2002                       5.750%                  23.000%

         All unpaid Principal Debt and all accrued and unpaid interest is due and payable in full on December 30, 2002.

                 (c) On any date of determination (i) if the Principal Debt exceeds the aggregate of Lenders' Committed Sums, or (ii) if the sum of the Principal Debt exceeds the Total Commitment, then Borrower shall make a mandatory prepayment of the Principal Debt in at least the amount of such excess, together with (x) all accrued and unpaid interest on the principal amount so prepaid and (y) any Consequential Loss arising as a result thereof.

                 (d) On each date that Borrower disposes of any asset or investment and (i) the proceeds of such sale exceed $250,000 or (ii) the proceeds of such sale when aggregated with all other proceeds from dispositions during the same fiscal year exceed $250,000, Borrower shall on the date of such disposition, repay or prepay (as the case may be) outstanding Principal Debt in the full amount of the net cash proceeds so received, which, (A) in the case of any prepayment occurring after the Termination Date, shall be applied to principal installments of the Principal Debt as specified in SECTION 3.2(b) in the inverse order of maturity and (B) in the case of a prepayment or repayment occurring at any time, concurrent with any such payment, the Total Commitment shall be reduced in like amount, and each such reduction shall reduce the Committed Sums of each Lender in accordance with each Lender's Commitment Percentage. Borrower shall pay, on the date of such prepayment, all accrued and unpaid interest on the principal amount so prepaid and any Consequential Loss arising as a result thereof.

                 (e) On or before March 31 of each year (beginning March 31,
         1997), Borrower shall make a mandatory prepayment in an amount equal to 50% of Excess Cash Flow for the immediately preceding fiscal year (as determined in accordance with the Current Financials), to be applied to principal installments of the Principal Debt as specified in SECTION 3.2(b) in the inverse order of maturity; provided that upon any action or inaction or other determination by the FCC pursuant to the rate regulations under the Cable Television Consumer Protection and Competition Act of 1992 that in the reasonable judgment of Lenders is reasonably likely to be a Material Adverse Event, the mandatory prepayments shall be in an amount equal to 100% of Excess Cash Flow for such immediately preceding fiscal year. Borrower shall pay, on the date of such prepayment, all accrued and unpaid interest on the principal amount so prepaid and any Consequential Loss arising as a result thereof.

                 (f) After giving Agent advance written notice of the intent to repay or prepay (as the case may be), Borrower may voluntarily repay or prepay all or any part of the Principal Debt from time to time and at any time, in whole or in part, without premium or penalty; provided that (i) such notice must be received by Agent by 12:00 noon Dallas, Texas time on (A) the third Business Day preceding the date of payment of a LIBOR Rate Loan, and (B) one Business Day preceding the date of payment of a Base Rate Loan; (ii) each such partial payment must be in a minimum amount of at least $1,000,000 or a greater integral multiple of $250,000 thereof; (iii) all accrued interest on the amount so paid must also be paid in full, to the date of such prepayment; and (iv) Borrower shall pay any related Consequential Loss. Each notice of prepayment shall specify the prepayment date, the Type of Loan(s) and amount of such Loan(s) to be prepaid and shall constitute a binding obligation of Borrower to make a prepayment on the date stated therein. After the Termination Date, any prepayment shall be applied to principal installments of the Principal Debt as specified in
         SECTION 3.2(b) in the inverse order of maturity and concurrent with any such prepayment, the Total Commitment shall be reduced in like amount, and each such reduction shall reduce the Committed Sums of each Lender in accordance with each Lender's Commitment Percentage.

         3.3 Interest Options. Except where specifically otherwise provided, Loans shall bear interest at a rate per annum equal to the lesser of (a), as to the respective Type of Loan (as designated by Borrower in accordance with this Agreement), the Base Rate plus the Applicable Margin, or the LIBOR Rate plus the Applicable Margin, as the case may be, and (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate, subject to the terms of this Agreement, will become effective, without notice to Borrower or any other Person, upon the effective date of such change.

         3.4 Quotation of Rates. It is hereby acknowledged that a Responsible Officer or other appropriately designated representative of Borrower may telephone Agent on or before the date on which a Notice of Borrowing is to be delivered by Borrower in order to receive an indication of the rates then in effect, but such indicated rates shall neither be binding upon Agent or

Lenders nor affect the rate of interest which thereafter is actually in effect when the Notice of Borrowing is given.

         3.5 Default Rate. To the extent permitted by Law, all Principal Debt and past-due interest thereon shall bear interest after the occurrence and during the continuance of a Default at the Default Rate until paid, regardless whether such payment is made before or after entry of a judgment.

         3.6 Interest Recapture. If the designated rate applicable to any Loan exceeds the Maximum Rate, the rate of interest on such Loan shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Notes, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued ff the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

         3.7  Interest Calculations.

                 (a) All payments of interest shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless such calculation would result in the interest on the Loans exceeding the Maximum Rate in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may
         be). All interest rate determinations and calculations by Agent shall be conclusive and binding absent manifest error.

                 (b) The provisions of this Agreement relating to calculation of the Base Rate and the LIBOR Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate. Each Lender may fund and maintain its funding of all or any part of each Loan as it selects.

         3.8 Maximum Rate. Regardless of any provision contained in any Loan Paper, no Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on the Obligation, or any part thereof, any amount in excess of the Maximum Rate, and, if Lenders ever do so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Loans as but a single extension of credit (and Lenders and Borrower agree that such is the case and that provision herein for multiple Loans is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation; provided that, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lenders shall refund such excess, and, in such event, Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount. If the Laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, as amended. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not govern or in any manner apply to the Obligation.

         3.9 Interest Periods. When Borrower requests a LIBOR Rate Loan, Borrower may elect the interest period (each an "INTEREST PERIOD") applicable thereto, which shall be, at Borrower's option, one, two, three or six months; provided, however, (a) the initial Interest Period for a LIBOR Rate Loan shall commence on the date of such Loan (including the date of any conversion thereto), and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires; (b) if any Interest Period for a LIBOR Rate Loan begins on a day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) no Interest Period may be chosen with respect to any portion of the Principal Debt which would extend beyond the scheduled repayment date for such portion of the Principal Debt; and (d) no more than an aggregate of five (5) Interest Periods shall be in effect at one time.

         3.10 Conversions. Borrower may (a) convert a LIBOR Rate Loan on the last day of an Interest Period to a Base Rate Loan, (b) convert a Base Rate Loan at any time to a LIBOR Rate Loan (subject to the dollar limits and denominations of SECTION 2.1), and (c) elect a new Interest Period (in the case of a LIBOR Rate Loan), by giving notice (a "NOTICE OF CONVERSION," substantially in the form of EXHIBIT C-2) of such intent no later than 10:00 a.m. Dallas, Texas time on the third Business Day prior to the date of conversion or the last day of the Interest Period, as the case may be (in the case of a conversion to a LIBOR Rate Loan or an election of a new Interest Period with respect to any LIBOR Rate Loan), and no later than 10:00 a.m. Dallas, Texas time one Business Day prior to the last day of the Interest Period (in the case of a conversion to a Base Rate Loan); provided, that Borrower may not convert to or continue a LIBOR Rate Loan if a Default or Potential Default has occurred and is continuing. Absent Borrower's notice of conversion or election of a new Interest Period, a LIBOR Rate Loan shall be deemed converted to a Base Rate Loan effective as of the expiration of the Interest Period applicable thereto.

         3.11 Order of Application.

                 (a) If no Default or Potential Default has occurred and is continuing, payments and prepayments of the Obligation shall be applied first to fees, second to accrued interest then due and payable on the Principal Debt, and then to the remaining Obligation in the order and manner as Borrower may direct.

                 (b) If a Default or Potential Default has occurred and is continuing or if Borrower fails to give direction as described in (a) preceding, any payment or prepayment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which Agent or Lenders have not been paid or reimbursed in accordance with the Loan Papers; (ii) to accrued interest on the Principal Debt; (iii) to the Principal Debt in such order as Determining Lenders may elect (provided that Determining Lenders will apply such proceeds in an order that will minimize any Consequential Loss); and (iv) to the remaining Obligation in the order and manner Determining Lenders deem appropriate.

         3.12 Sharing of Payments, Etc. If any Lender shall obtain any payment on account of the Loans, interest thereon or any other Obligation (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under SECTION 3.13, but excluding any payment to such Lender pursuant to SECTION 3.16, 7.7, 7.21 or 11.13), which is in excess of its combined Pro Rata Part of the Principal Debt, such Lender shall purchase from the other Lenders such participations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this section may to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

         3.13 Offset. Upon the occurrence and during the continuance of a Default, each Lender shall be entitled to exercise (for the benefit of all Lenders in accordance with SECTION 3.12) the Rights of offset and/or banker's Lien against each and every account and other property, or any interest therein, which Borrower may now or hereafter have with, or which is now or hereafter in the possession of, such Lender to the extent of the full amount of the Obligation owed to such Lender.

         3.14 Booking Loans. To the extent permitted by Law, any Lender may make, carry, or transfer its Loans at, to, or for the account of any of its branch offices or the office of any of its affiliates, provided that no affiliate shall be entitled to receive any greater payment under SECTION 3.16 than the transferor Lender would have been entitled to receive with respect to such

         3.15 Basis Unavailable or Inadequate for LIBOR Rate. If, on or before any date on which a LIBOR Rate is to be determined for a Loan, any Lender determines in good faith that the basis for determining any such rate is not available or that the resulting rate does not accurately reflect the cost to Lenders of making, maintaining, or converting Loans at such rate for the applicable Interest Period, then Agent shall promptly give notice of such determination to Borrower and Lenders (and such determination shall be conclusive and binding on Borrower, absent manifest error) and such Loan shall bear interest at the sum of the Base Rate plus the Applicable Margin. Until Agent notifies Borrower that the circumstances giving rise to such condition no longer exist, Lenders' commitments hereunder to make or maintain, or to convert to, LIBOR Rate Loans shall be suspended and such Loans shall be made or maintained at the sum of the Base Rate plus the Applicable Margin. Subject to the terms and conditions of this Agreement, if Agent notifies Borrower that the circumstances giving rise to the suspension of its obligations to make or maintain LIBOR Rate Loans no longer exist, Borrower shall be entitled to request LIBOR Rate Loans and convert Base Rate Loans to LIBOR Rate Loans as if the provisions of this paragraph had never applied.

         3.16  Additional Costs.

                 (a) If, in respect of all or any portion of any LIBOR Rate Loan owed to any Lender (i) any change in present Law or any future Law shall impose, modify, or deem applicable, or compliance by such Lender with any requirement (whether or not having the force of Law) of any Tribunal shall result, in any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, special, or other reserves) be maintained, and (ii) any of the same results in a reduction in any sums receivable by such Lender hereunder or an increase in the costs incurred by such Lender in advancing or maintaining any portion of any LIBOR Rate Loan, then (iii) such Lender (through Agent) shall notify Borrower upon becoming aware of same and deliver to Borrower a certificate setting forth in reasonable detail the amount necessary to compensate such Lender for such reduction or such increase (which certificate shall be conclusive and binding as to such amount, absent manifest error), and (iv) Borrower shall promptly pay such amount to such Lender within ten days after demand therefor.

                 (b) If with respect to all or any portion of any Loan, any change in present Law or any future Law regarding capital adequacy or compliance by Agent or any Lender with any request, directive, or requirement now existing or hereafter imposed by any Tribunal regarding capital adequacy (whether or not having the force of Law), shall result in a reduction in the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining such amount, utilize such assumptions and allocations of costs and expenses as it shall deem reasonable and may use any reasonable averaging or attribution method), then (unless the effect of such event is already reflected in the rate of interest then applicable hereunder) Agent or such Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate Agent or such Lender therefor, which certificate shall be conclusive and binding absent manifest error, and Borrower shall promptly pay such amount to Agent or such Lender within ten days after demand therefor.

                 (c) Any and all payments by Borrower hereunder or under the Notes to or for the benefit of any Lender shall be made, in accordance with SECTION 3.2, free and clear of and without deduction for any and all Taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding (i) Taxes imposed on its net income (including, without limitation, any Taxes imposed on branch profits) and franchise Taxes imposed on it by the jurisdiction under the Laws of which such Lender is organized or any political subdivision thereof, (ii) Taxes imposed on its net income (including, without limitation, any Taxes imposed on branch profits), and franchise Taxes imposed on it, by the jurisdiction of such Lender's applicable lending office or any political subdivision thereof, (iii) any Taxes, levies, imposts, deductions, charges or withholdings that are in effect and that would apply to a payment to such Lender as of the Closing Date, (iv) if any Person acquires any interest in this Agreement or any Note pursuant to the provisions hereof, including without limitation a participation (whether or not by operation of law), or a foreign Lender changes the office in which the Loan is made, accounted for or booked (any such Person or such foreign Lender in that event being referred to as a "Tax Transferee"), any Taxes, levies, imposts, deductions, charges or withholdings to the extent that they are in effect and would apply to a payment to such Tax Transferred as of the date of the acquisition of such interest or change in office, as the case may be, and (v) Taxes which are otherwise included in any amounts otherwise payable by Borrower pursuant to any other provision of this Agreement (all such non-excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities, excluding ITEMS (i) THROUGH (v) above, being hereinafter referred to as "NON-EXCLUDED TAXES"). If Borrower shall be required by Law to deduct any Non-excluded Taxes from or in respect of any sum payable hereunder or under any Note to or for the benefit of any Lender or any Tax Transferee, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Non-excluded Taxes such Lender or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, and (C) Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable Law. Within 30 days after the date that any Lender or any Tax Transferee receives a refund of any Taxes for which it has been indemnified by Borrower pursuant to the provisions of this subsection (c), such Lender or Tax Transferee, as the case may be, shall pay to Borrower such refund of Taxes along with any interest received with respect thereto.

         3.17 Change in Laws. If at any time any Law shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, then such Lender (through Agent) shall promptly notify Borrower and Agent, and (a) in respect of undisbursed funds, such Lender shall not be obligated to make any requested Loan which would be unlawful, and (b) in respect of any outstanding

Loan (i) if maintaining such Loan until the last day of the Interest Period applicable thereto is unlawful, such Loan shall be converted to a Base Rate Loan as of the date of such notice, and Borrower shall pay any related Consequential Loss, or (ii) if not so prohibited by Law, such Loan shall be converted to a Base Rate Loan as of the last day of the Interest Period then applicable thereto, or (iii) if any such conversion will not resolve such unlawfulness, Borrower shall prepay promptly such LIBOR Rate Loan, without penalty, but with any related Consequential Loss.

         3.18 Consequential Loss. Borrower shall indemnify each Lender against, and shall pay to such Lender within five days after demand, or such earlier time as specified in this Agreement, any Consequential Loss of such Lender. When any Lender demands that Borrower pay any Consequential Loss, such Lender shall deliver to Borrower and Agent a certificate setting forth in reasonable detail the basis for imposing such Consequential Loss and the calculation of such amount thereof, which calculation shall be conclusive and binding absent manifest error.

SECTION 4 FEES.

         4.1 Treatment of Fees. Except as otherwise provided by Law, the fees described in this SECTION 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) shall be payable in accordance with SECTION 3.1, (d) shall be non-refundable, (e) shall, to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate, and (f) shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, calculated on the basis of a year of 365 or 366 days, as the case may be.

         4.2 Facility Fees. Borrower shall pay to Lenders on the Closing Date, the facility fees as described in a separate letter agreement.

         4.3 Agent Fees. Borrower shall pay to Agent, solely for its own account, such fees as shall be agreed upon between Borrower and Agent.

         4.4 Commitment Fee. Borrower shall pay to Agent, for the Pro Rata account of Lenders, a commitment fee, payable as it accrues on each March 31, June 30, September 30, and December 31 (commencing March 31, 1995), and on the Termination Date, equal to 0.375% per annum, calculated from the date of this Agreement on the amount by which (a) the aggregate Committed Sums exceed (b) the average daily Principal Debt, in each case during the three month period (or portion thereof commencing on the date hereof) preceding and including such due date.

SECTION 5 CONDITIONS PRECEDENT.

         5.1 Conditions Precedent to Initial Loan. Lenders will not be obligated to fund the initial Loan, unless Agent has received (with sufficient copies for the Lenders) all of the following in form and substance satisfactory to Agent and all Lenders (unless otherwise indicated, all documents shall be dated as of the Closing Date):

                 (a) The Agreement. The Agreement (together with all schedules thereto) executed by Borrower, each Lender, and Agent.

                 (b) Notes. For each Lender, a Note in the form of EXHIBIT A each payable to the order of each such Lender, as contemplated in
         SECTION 3.1.

                 (c) Security Agreement. A Security Agreement, in the form of Exhibit B, executed by Borrower.

                 (d) UCC Financing Statements. UCC financing statements for filing in each filing office set forth on SCHEDULE 5.1(d) hereto, executed by Borrower as debtor in favor of Agent as secured party.

                 (e) Subordination. Subordination Agreements executed by each of the Managing General Partner, the Associate General Partner and Jones Intercable.

                 (f) Limited Partnership Agreement. Copies of a Certificate of Limited Partnership and Borrower's Limited Partnership Agreement and all amendments thereto, each accompanied by certificates, (i) one dated a Current Date, issued by the appropriate Tribunal of the jurisdiction of Borrower's organization, and (ii) one dated the Closing Date, executed by the Secretary or an Assistant Secretary of the Managing General Partner, in each case stating that it is correct and complete. As used herein, the term "CURRENT DATE" means any date not more than 60 days prior to the Closing Date.

                 (g) Articles of Incorporation. Copies of the Articles or Certificate of Incorporation, and all amendments thereto, of the Managing General Partner, accompanied by certificates that such copy is correct and complete, one dated a Current Date (as used herein, the term "CURRENT DATE" means any date not more than 60 days prior to the Closing Date), issued by the appropriate Tribunal of the State of Colorado, and one dated the Closing Date, executed by the Secretary or an Assistant Secretary of the Managing General Partner.

                 (h) Bylaws. Copies of the Bylaws, and all amendments thereto, of the Managing General Partner, accompanied by a certificate that such copy is correct and complete, dated the Closing Date, executed by the Secretary or an Assistant Secretary of the Managing General Partner.

                 (i) Good Standing and Authority. Certificates of the appropriate Tribunals of such jurisdictions as Agent may request, each dated a Current Date, to the effect that the Managing General Partner is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions (accompanied, if requested by Agent, by the certificate of the Secretary or an Assistant Secretary of the Managing General Partner, that such Tribunal certificates are true and correct).

                 (j) Incumbency. Certificates of incumbency of all officers of the Managing General Partner who will be authorized to execute or attest any of the Loan Papers on behalf of the Managing General Partner, executed by the Secretary or an Assistant Secretary of the Managing General Partner.

                 (k) Resolutions. Copies of resolutions approving the Loan Papers and authorizing the transactions contemplated in the Loan Papers duly adopted by the Board of Directors of the Managing General Partner, accompanied by a certificate of the Secretary or an Assistant Secretary of the Managing General Partner, that such copy is a true and correct copy of resolutions duly adopted by the unanimous written consent of the Board of Directors of the Managing General Partner, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date.

                 (l) Opinion of Counsel to the Borrower. The opinion of Elizabeth Steele, general counsel to Jones Intercable, addressed to Agent and Lenders, substantially in the form of Exhibit F.

                 (m) Lien Searches and Lien Releases. Filing officer certificates (or commercial reports similar thereto, if satisfactory to Agent) under Section 9-407(2) of the UCC, releases or partial releases of Liens or financing statements, and other evidence satisfactory to Agent that there are no Liens on any assets of Borrower, except the Permitted Liens.

                 (n) Insurance. Certificates of insurance for each policy of insurance maintained by Borrower reflecting Agent, for the benefit of Lenders, as an additional insured, together with evidence of payment of all premiums thereon.

                 (o) Notice of Borrowing. A duly completed Notice of Borrowing for the initial Loan, including completion of the calculations required for such Loan.

                 (p) Current Financials. True and correct copies of the Current Financials.

                 (q) Payment of Fees. Payment of all fees payable on or prior to the Closing Date to Agent, or any Lender as provided for in SECTION 4 of the Agreement.

                 (r) Authorizations. Evidence satisfactory to Lenders and their counsel that the Borrower shall have made all filings and registrations and shall have obtained all Authorizations which are or may be required as prerequisites to the validity and enforceability of the Loan Papers, and the transactions contemplated thereby.

                 (s) Repayment of Certain Existing Debt. Evidence satisfactory to the Lenders and their counsel that the Borrower shall have paid or concurrently with the making of the initial Loan will pay, in full (including principal, interest, and fees) all outstanding Debt under the Existing Credit Agreement and cancel all commitments thereunder.

                 (t) Other Documents. Such other agreements, documents, instruments, opinions, certificates, and evidences as Agent may reasonably request.

         5.2 Conditions Precedent to Each Loan. In addition, Lenders will not be obligated to fund (as opposed to continue or convert) any Loan unless on the Borrowing Date of such Loan (and after giving effect thereto), as the case may be: (a) Agent shall have timely received therefor a Notice of Borrowing; (b) all of the representations and warranties of Borrower set forth in the Loan Papers are true and correct in all material respects (except to the extent that (i) the representations and warranties speak to a specific date or (ii) in the case of representations and warranties set forth in SECTIONS 6.2, 6.3, 6.11, 6.15, 6.21, 6.22 and 6.23, the facts on which such representations and warranties are based have been changed by transactions contemplated or permitted by this Agreement and supplemental schedules have been delivered with respect thereto); (c) no change in the financial condition of Borrower which is a Material Adverse Event shall have occurred; (d) no Default or Potential Default shall have occurred and be continuing; (e) the funding of such Loans is permitted by Law; (f) the amount of such Loan when aggregated with other Total Debt of the Borrower does not exceed the amount of Total Debt for which Borrower may be obligated without violating the ratio of Annualized Operating Cash Flow to Pro Forma Total Debt Service applicable to such date of determination as set forth in SECTION 7.27(e); and (g) all conditions related to such Loan must be satisfied in the reasonable determination of all Lenders and their respective counsel, and upon the reasonable request of Agent, Borrower shall deliver to Agent evidence substantiating any of the matters in the Loan Papers which are necessary to enable Borrower to qualify for such Loan. Each Notice of Borrowing delivered to Agent shall constitute the representation and warranty by Borrower to Agent that the statements in CLAUSES
(b), (c), and (d) above are true and correct in all respects. Each condition precedent in this Agreement is material to the transactions contemplated in this Agreement, and time is of the essence in respect of each thereof. Subject to the prior approval of all Lenders, Lenders may fund any Loan without all conditions being satisfied, but, to the extent permitted by Law, the same shall not be deemed to be a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent funding, unless all Lenders specifically waive each such item in writing.

SECTION 6 REPRESENTATIONS AND WARRANTIES. Borrower, represents and warrants to Agent and Lenders as follows:

         6.1 Purpose of Credit Facility. Borrower will use: (a) some or all of the proceeds of the Loans to repay and cancel all outstanding Debt created pursuant to the Existing Credit Agreement; (b) all other proceeds of Loans for
(i) working capital, (ii) general corporate purposes, and (iii) capital expenditures. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any Law, including without limitation, the provisions of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

         6.2 Existence and Authority. Borrower is duly organized and validly existing under the Laws of its jurisdiction of organization. Except where failure would not be a Material Adverse Event, Borrower is duly qualified to transact business as a foreign entity in each jurisdiction where the nature and extent of its business and properties require the same. Except as described on
SCHEDULE 6.2, no Authorization which has not heretofore been obtained is required to authorize, or is required in connection with, the execution, delivery, legality, validity, binding effect, performance of, or enforceability of the Loan Papers.

         6.3  Subsidiaries. Borrower has no Subsidiaries.

         6.4 Authorization and Contravention. The execution and delivery by Borrower of each Loan Paper and the performance of its obligations thereunder
(a) are within the partnership power of Borrower, (b) have been duly authorized by all necessary partnership action, (c) except as described on SCHEDULE 6.2, require no action by or in respect of, or filing with, any Tribunal, which action or filing has not been taken or made on or prior to the Closing Date,
(d) will not violate any provision of the Borrower's limited partnership agreement, (e) will not violate any provision of Law applicable to it, (f) will not violate any Material Agreement to which it is a party, other than such violations which individually or collectively could not be a Material Adverse Event, or (g) will not result in the creation or imposition of any Lien on any asset of Borrower other than the Liens created under the Loan Papers. Borrower is not in violation in any material respect of any provision of Law applicable to it.

         6.5 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Paper will constitute a legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

         6.6 Financial Statements. The Current Financials were prepared in accordance with GAAP and present fairly the financial condition, results of operations, and cash flows of Borrower as of, and for the portion of the fiscal year ending on the date or dates thereof (subject in the case of interim statements only to normal year-end audit adjustments). There were no material liabilities, direct or indirect, fixed or contingent, of the Borrower as of the date or dates of the Current Financials which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Papers, there have been no changes in the financial condition of the Borrower from that shown in the Current Financials after such date which could be a Material Adverse Event, nor has Borrower incurred any material liability (including, without limitation, any liability under any Environmental Law), direct or indirect, fixed or contingent, after such date.

         6.7 Litigation. Except as described on SCHEDULE 6.7 and except for Litigation affecting the cable industry generally, Borrower is not subject to, or aware of the threat of, any Litigation which if adversely determined would be reasonably likely to result in payment by Borrower of amounts in excess of $500,000. There are no outstanding or unpaid judgments against Borrower or any proceedings against Borrower's assets which would constitute a Default or Potential Default under SECTION 8.4.

         6.8 Taxes. All Tax returns of Borrower required to be filed have been filed (or extensions have been granted) prior to delinquency, and all Taxes imposed upon Borrower which are due and payable have been paid prior to delinquency, other than Taxes for which the criteria specified in SECTION 7.5 have been satisfied.

         6.9 Environmental Matters. Except as disclosed on SCHEDULE 6.9, Borrower (a) does not know of any environmental condition or circumstance, such as the presence of any Hazardous Substance, adversely affecting the properties or operations of Borrower, (b) has not received any report of a violation by Borrower of any Environmental Law, or (c) is not under any obligation to remedy any violation of any Environmental Law. No facility of Borrower is currently used for, or to the knowledge of Borrower has previously been used for, storage, treatment, or disposal of any Hazardous Substance.

         6.10 Employee Benefit Plans. (a) No Employee Plan has incurred any material accumulated funding deficiency, as defined in SECTION 302 of ERISA and
SECTION 412 of the Code, (b) Borrower has not incurred any material liability under ERISA to the PBGC in connection with any such Employee Plan, (c) Borrower has not withdrawn in whole or in part from participation in a Multiemployer Plan, (d) Borrower has not engaged in any "prohibited transaction" (as defined in SECTION 406 of ERISA or SECTION 4975 of the Code) which could be a Material Adverse Event, and (e) no Reportable Event has occurred which is likely to result in the termination of any Employee Plan.

         6.11 Properties; Liens. Borrower has good and marketable title to all its property reflected on the Current Financials (except for property that is obsolete or that has been disposed of in the ordinary course of business).
SCHEDULE 6.11 (as supplemented from time to time) accurately describes the location of all tangible personal property of Borrower (including Systems), and there is no Lien on any property of Borrower except for Permitted Liens.

         6.12 Government Regulations. Borrower is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other Law (other than Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System) which regulates the incurrence of Debt.

         6.13 Transactions with Affiliates. Except as permitted by SECTION 7.15, Borrower is not a party to a transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than Borrower could obtain or could become entitled to in an arms-length transaction with a Person that was not an Affiliate.

         6.14 Debt. Borrower is not an obligor on any Debt other than Permitted Debt.

         6.15 Material Agreements. Borrower is not a party to any Material Agreement, except for the Loan Papers and the Material Agreements described on
SCHEDULE 6.15 (as supplemented from time to time). All such Material Agreements are in full force and effect, and no default or potential default exists on the part of Borrower thereunder.

         6.16 Insurance. Borrower maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against such casualties and contingencies and of such types and in such amounts (and with co-insurance and deductibles) as is customary in the case of same or similar businesses.

         6.17 Labor Matters. There are no actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of Borrower that would be a Material Adverse Event. Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, other than any such violations, individually or collectively, which would not constitute a Material Adverse Event. All payments due from Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on its books, other than any such nonpayments which would not, individually or collectively, constitute a Material Adverse Event.

         6.18 Solvency. At the time of each Loan hereunder each of Borrower, the Managing General Partner and the Associate General Partner is (and after giving effect to the transactions contemplated by the Loan Papers, and any incurrence of additional indebtedness will be) Solvent.

         6.19 Prior Names. Borrower has not used or transacted business under any other partnership or trade name in the five-year period preceding the Closing Date, except as set forth on SCHEDULE 6.19.

         6.20 Licenses, etc. Borrower owns, possesses, or has the right to use all patents, copyrights, licenses (including any FCC Licenses), trademarks, service marks, trade names, permits, and other rights, including, without limitation, all agreements with public utilities, and microwave transmission companies, and other entities pursuant to which coaxial, fiber optic, or other type of cable and distribution units are extended, pole agreements, and all other utility easements, necessary to own and operate its properties (including Systems) and to carry on its business as presently conducted. Each of the foregoing is in full force and effect, and Borrower is in compliance in all material respects with all of the material terms and conditions of each thereof, with no known conflict with the rights of others. Borrower has not taken or failed to take any action which taking or failure to take permits, or after giving of notice or lapse of time or both would permit, the revocation or termination of any trademark, service mark, trade name, patent, copyright, license (including FCC Licenses), permit or other right that is necessary to conduct its business as now conducted.
SCHEDULE 6.20, correctly identifies each such trademark, service mark, trade name, copyright, license (including FCC Licenses), permit or other right relating to the Systems and as to which a security interest cannot be granted or transferred without the consent of the grantor thereof.

         6.21 Franchises. SCHEDULE 6.21, as supplemented to reflect any renewals and extensions of Franchise Agreements, lists all Franchise Agreements of the Borrower relating to the Systems. The Borrower has taken all action required by the Tribunals listed on SCHEDULE 6.21 to lawfully transfer or grant the Franchise Agreements to the Borrower. To the knowledge of Borrower after due inquiry, all Franchise Agreements relating to the Systems were lawfully transferred or granted to Borrower pursuant to the rules and regulations of the Tribunals listed on SCHEDULE 6.21. The Franchise Agreements authorize Borrower to operate one or more Systems until the respective expiration dates listed on
SCHEDULE 6.21. SCHEDULE 6.21 (as supplemented from time to time) correctly identifies the franchisee and accurately describes the franchise area, the exclusive or nonexclusive nature of each such Franchise Agreement and all limitations contained in the Franchise Agreement or related statutes on the assignment, sale or encumbering of the Franchise Agreement or the related System's assets. Borrower is in compliance in all material respects with all material terms and conditions of all Franchise Agreements relating to the Systems and no event has occurred or exists which permits, or, after the giving of notice, or the lapse of time or both would permit, the revocation or termination of any such Franchise Agreement.

         6.22 Chief Executive Office; Chief Place of Business. SCHEDULE 6.22 (as supplemented from time to time) accurately sets forth the location of the chief executive office and chief place of business (as such terms are used in the Uniform Commercial Code of each state whose law would purport to govern the attachment and perfection of the security interests granted by the Security Documents) of Borrower.

         6.23 Subordinated Debt. Borrower has heretofore delivered to Agent true and correct copies of all agreements or instruments evidencing, or setting forth the terms of, the Subordinated Debt. The Obligation constitutes senior indebtedness which is entitled to the benefits of the subordination provisions of the Subordination Agreement.

         6.24 Full Disclosure. There is no material fact or condition relating to the Loan Papers or the financial condition, business, or property of Borrower which would be a Material Adverse Event and which has not been related, in writing, to Agent and Lenders. All information heretofore furnished by Borrower to Agent and Lenders in connection with the Loan Papers was, and all such information hereafter furnished by Borrower to Agent will be, true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified.

SECTION 7 COVENANTS. So long as Lenders are committed to fund Loans under this Agreement and thereafter until the Obligation is paid and performed in full and cancelled, unless Borrower receives a prior written consent to the contrary by Agent on behalf of Determining Lenders, Borrower covenants and agrees that it shall comply with the following:

         7.1 Use of Proceeds. Borrower shall use the proceeds of Loans only for the purposes represented in SECTION 6.1.

         7.2 Books and Records. Borrower shall maintain books, records and accounts necessary to prepare financial statements in accordance with GAAP.

         7.3 Items to be Furnished. Borrower shall cause the following to be furnished to Agent:

                 (a) Promptly after preparation, and no later than 120 days after the last day of each fiscal year of Borrower, Financial Statements showing the financial condition and results of operations of Borrower as of, and for the year ended on, such last day, accompanied by:

                                  (i)  the unqualified opinion of a firm of
                          nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and present fairly the financial condition and results of operations of Borrower, and

                                 (ii)  a Compliance Certificate with respect
                          to such Financial Statements;

                 (b) Promptly after preparation, and no later than 60 days after the last day of each of the first three fiscal quarters of Borrower, Financial Statements showing the financial condition and results of operations of Borrower for such fiscal quarter and for the period from the beginning of the current fiscal year to, such last day, accompanied by a Compliance Certificate with respect to such Financial Statements.

                 (c) Prior to January 31 of each fiscal year of Borrower, the financial budget for such fiscal year, and, if reasonably requested by any Lender, financial projections for the succeeding five fiscal years, accompanied by a certificate executed by a Responsible

         Officer certifying that such budget and, if applicable, projections were prepared by Borrower based on assumptions which, in light of the historical performance of Borrower and its prospects for the future, are made in good faith.

                 (d) As soon as practicable, and in any event within 60 days after the end of each fiscal quarter and 120 days after the end of each fiscal year, a subscriber's report setting forth the number of Homes Passed, Basic Subscribers and Premium Subscriptions for each System as of the end of such quarter.

                 (e) Promptly after preparation, true, correct and complete copies of any periodic or special reports filed by or on behalf of Borrower with the FCC or any governmental authority succeeding to any of its functions or with any state or local CATV authority if (i) such reports indicate any material adverse change in the businesses, operations, affairs or conditions of Borrower, or (ii) copies thereof are requested by any Lender. Borrower will also promptly provide to the Lenders copies of any notices or other communications from the FCC or any governmental authority succeeding to any of its functions or from any state or local CATV authority which could have a material adverse effect on the business or operations of Borrower.

                 (f) Notice, promptly after Borrower knows or has reason to know, of any amendment or supplement to, or renegotiation, extension or renewal of, or waiver by any other party thereto of any right under or conditions of (i) any Franchise Agreement or any FCC license, which amendment, supplement, renegotiation, extension, renewal or waiver would be material, or (ii) any agreement or instrument evidencing Subordinated Debt.

                 (g) Notice promptly after Borrower knows of any requirement not heretofore imposed upon it to obtain a Franchise from any franchising authority in order to continue the operation of Borrower's business in any location.

                 (h) Notice, promptly after Borrower knows or has reason to know, of (i) the existence and status of any Litigation which, if determined adversely to Borrower, would involve payment by Borrower of amounts in excess of $500,000, (ii) any material change in any material fact or circumstance represented or warranted in any Loan Paper, (iii) a Default or Potential Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto, (iv) the receipt by Borrower of any notice from any Tribunal of the expiration without renewal, termination, material modification or suspension of, or institution of any proceedings to terminate, materially modify, or suspend, any Authorization granted by the FCC or any other Authorization now or hereafter held by Borrower which is required for Borrower to operate in compliance with all applicable Laws, (v) any federal, state, or local statute, regulation, or ordinance or judicial or administrative order limiting or controlling the operations of Borrower which has been issued or adopted hereafter and which is of material adverse importance or effect in relation to the operation of Borrower, or (vi) the receipt by

         Borrower of notice of any violation or alleged violation of any Environmental Law, which violation or alleged violation could individually or collectively with other such violations or allegations, be a Material Adverse Event.

                 (i) Promptly upon request therefor by Agent or any Lender (through Agent), such information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets, and liabilities of the Borrower, and such opinions, certifications and documents, in addition to those mentioned in this Agreement, as reasonably requested.

         7.4 Inspections. Borrower shall allow Agent or any Lender (or their respective Representatives) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, to conduct tests or investigations, and to discuss any of its affairs, conditions, and finances with Borrower's other creditors, directors, officers, employees, public accountants, or other representatives from time to time, during reasonable business hours upon reasonable notice to Borrower and upon affording Borrower the opportunity to attend any meeting with Borrower's public accountants or other outside third parties; provided that, if a Default or Potential Default has occurred and is continuing, no such prior notice or opportunity to attend any meeting shall be required.

         7.5 Taxes. Borrower shall pay on or before the date on which penalties attach thereto, any and all Taxes other than Taxes the amount or validity of which is being contested in good faith by appropriate and lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any lien securing same have been and continue to be stayed.

         7.6 Payment of Obligations. Borrower shall promptly pay (or renew and extend) all of its material obligations as the same become due (unless being contested in good faith by appropriate proceedings). Borrower shall not make any voluntary prepayment of principal of, or interest on, any Debt other than the Obligation, whether subordinate to the Obligation or not, if a Default or Potential Default exists, and will not make any voluntary prepayment of principal of, or interest on, the Subordinated Debt, whether or not a Default or Potential Default exists.

         7.7 Expenses. Borrower shall promptly pay within 15 Business Days after request therefor (i) all reasonable out of pocket costs, fees, and expenses paid or incurred by Agent incident to any Loan Paper (including, but not limited to, the reasonable fees and expenses of counsel to Agent in connection with the negotiation, preparation, delivery, and execution of the Loan Papers and any related amendment, waiver, or consent) and (ii) all reasonable costs and expenses of Lenders and Agent incurred by Agent or any Lender in connection with the enforcement of the obligations of Borrower arising under the Loan Papers or the exercise of any Rights arising under the Loan Papers (including, but not limited to, reasonable attorneys' fees and court costs), all of which shall be a part of the Obligation.

         7.8 Maintenance of Existence, Assets, and Business. Except as otherwise permitted by SECTION 7.25, Borrower shall at all times (a) maintain its existence as a limited partnership in the state of organization and its authority to transact business in all other jurisdictions where the nature and extent of its business and properties requires it to be so qualified; (b) maintain all licenses, permits, and franchises necessary to conduct its business as conducted on the Closing Date; (c) keep all of its assets which are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; (d) do all things necessary to renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for the Borrower to operate its business in substantial compliance with applicable Law; and (e) continue to engage solely in the cable television and telecommunications business.

         7.9 Insurance. Borrower shall, at its cost and expense, maintain insurance with financially sound and reputable insurers, in such amounts, and covering such risks, as shall be ordinary and customary for similar companies in the industry. Borrower shall deliver to Agent certificates of insurance from time to time received by it for each such policy of insurance and evidence of payment of all premiums thereon.

         7.10 Preservation and Protection of Rights. Borrower shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record any additional agreements, documents, instruments, and certificates as Agent or Determining Lenders may reasonably deem necessary or appropriate in order to preserve and protect the Rights of Agent and Lenders under any Loan Paper.

         7.11 Employee Benefit Plans. Borrower shall not, directly or indirectly, (a) engage in any "prohibited transaction" (as defined in SECTION 406 of ERISA or SECTION 4975 of the Code), (b) incur any "accumulated funding deficiency" as such term is defined in SECTION 302 of ERISA with respect to any Employee Plan, (c) permit any Employee Plan to ever be subject to involuntary termination proceedings, or (d) fully or partially withdraw from any Multiemployer Plan.

         7.12 Environmental Laws. Borrower shall conduct its business so as to comply in all material respects with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law. Borrower shall deliver reasonable evidence of compliance with the foregoing covenant to Agent within 30 days after any request therefor from Determining Lenders.

         7.13 Debt. Borrower shall not, directly or indirectly, create, incur, or suffer to exist any direct, indirect, fixed, or contingent liability for any Debt, other than:

                 (a) Debt existing on the Closing Date, as more particularly described on SCHEDULE 7.13;

                 (b)  Debt under this Agreement and the Notes;

                 (c) Debt incurred by Borrower to any Lender under any Rate Protection Agreement;

                 (d) Debt secured by a Lien described in SECTION 7.14(b) in an amount which, when added to all obligations under Capital Leases does not exceed in the aggregate at any time $1,000,000;

                 (e) current accounts payable arising out of transactions (other than borrowings) in the ordinary course of business;

                 (f) obligations under any Capital Lease which, when added to Debt described in SUBSECTION (d) preceding do not exceed in the aggregate at any time $1,000,000;

                 (g) endorsements of instruments or items of payment for deposit to the general account of Borrower in the ordinary course of business;

                 (h)  Subordinated Debt; and

                 (i)  obligations permitted by SECTION 7.14(c) and (d).

         7.14 Liens. Borrower will not, directly or indirectly, (a) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets, or (b) enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits Borrower from creating or incurring any Lien on any of its assets, other than the Loan Papers and operating leases or Capital Leases (so long as any such Lien under such leases are limited to the property being leased thereunder), other than:

                 (a) The existing Liens described on SCHEDULE 7.14 hereto, together with renewals and extensions thereof but not increases in the principal debt secured thereby;

                 (b) Liens on property securing all or part of the purchase price thereof to Borrower and Liens (whether or not assumed) existing in property at the time of purchase thereof by Borrower (and extension, renewal and replacement Liens upon the same property theretofore subject to a Lien described in this SECTION 7.14(b), provided that the amount secured by each Lien constituting such extension, renewal or replacement shall not exceed the amount secured by the Lien theretofore existing), and, provided, further,

                                  (i) each such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof; and

                                  (ii)  the aggregate amount secured by all
                          such Liens when added to the amount of Debt and obligations described in SECTION 7.13(f) shall not exceed at any time $1,000,000;

                 (c) Pledges or deposits made to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, pensions, or other social security programs;

                 (d) Good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds (other than for the repayment of borrowed money) as all such Liens arise in the ordinary course of business of Borrower;

                 (e) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair in any material respect the use of such property by the Person in question in the operation of its business, and none of which is violated by existing or proposed structures or land use;

                 (f) The following so long as the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provision (if any) required by GAAP shall have been made, levy and execution thereon have been stayed and continue to be stayed, and they do not in the aggregate materially detract from the value of the property of the Person in question, or materially impair the use thereof in the operation of its business: Claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens; and adverse judgments on appeal; and

                 (g)      Liens created under the Loan Papers.

         7.15 Transactions with Affiliates. Borrower shall not enter into or carry out any transaction with (including, without limitation, purchasing property or services from or selling property or services to) any of its Affiliates except:

                 (a) The payment of Management Fees and Allocated Expenses described in and permitted under the Limited Partnership Agreement, to the extent permitted under this Agreement; and

                 (b) Transactions described in and permitted under section 2.2(n) of the Limited Partnership Agreement.

         7.16 Compliance with Laws and Documents. Borrower (a) shall comply in all material respects with all Laws applicable to it, including, without limitation, the rules, regulations and policies promulgated by the FCC, (b) shall not violate the provisions of any Material Agreement to which it is a party in any respect that could be a Material Adverse Event; (c) shall not violate the provisions of its limited partnership agreement or modify, repeal, replace, or amend any provision thereof; and (d) shall not modify, repeal, replace, or amend any provision of the Limited Partnership Agreement except for routine amendments described in SECTION 6. I of the Limited Partnership Agreement.

         7.17 Subsidiaries. Borrower shall not form or acquire any Subsidiaries.

         7.18 Assignment. Borrower shall not assign or transfer any of its Rights, duties, or obligations under any of the Loan Papers.

         7.19 Fiscal Year and Accounting Methods. Borrower will not change its fiscal year for book accounting purposes or its method of accounting (other than changes as are concurred with by Borrower's independent public accountants as being required by GAAP).

         7.20 Government Regulations. Borrower will not conduct its business in such a way that it will become subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other Law (other than Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System) which regulates the incurrence of Debt.

         7.21 INDEMNIFICATION. BORROWER SHALL INDEMNIFY, PROTECT, AND HOLD AGENT AND LENDERS AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES. DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, AND PROCEEDINGS AND ALL REASONABLE AND NECESSARY COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS' FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (THE "INDEMNIFIED LIABILITIES") WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF (A) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY BORROWER OF ANY ENVIRONMENTAL LAW, (B) BORROWER'S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE IN CONNECTION WITH ITS PROPERTIES OF A HAZARDOUS SUBSTANCE (INCLUDING, WITHOUT LIMITATION, (I) ALL DAMAGES OF ANY SUCH USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE, OR (II) THE COSTS OF ANY REQUIRED OR NECESSARY ENVIRONMENTAL INVESTIGATION, MONITORING, REPAIR, CLEANUP, OR DETOXIFICATION AND THE PREPARATION AND IMPLEMENTATION OF ANY CLOSURE, REMEDIAL, OR OTHER PLANS), OR (C) THE LOAN PAPERS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN OR THE USE OF PROCEEDS OF ANY LOAN, TO THE EXTENT THAT ANY OF THE INDEMNIFIED LIABILITIES

RESULTS, DIRECTLY OR INDIRECTLY, FROM ANY CLAIM MADE OR ACTION, SUIT, OR PROCEEDING COMMENCED BY OR ON BEHALF OF ANY PERSON OTHER THAN SUCH INDEMNIFIED PARTY (PROVIDED THAT, NO INDEMNIFIED PARTY SHALL HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT). THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION SET FORTH IN THIS PARAGRAPH SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND TERMINATION OF THIS AGREEMENT.

         7.22 Loans, Advances, and Investments. Borrower shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other person, or agree, become or remain liable to do any of the foregoing, except:

                 (a) loans and investments existing on the date hereof and listed in SCHEDULE 7.22 hereto;

                 (b) trade credit extended, and loans and advances extended to subcontractors or suppliers, under usual and customary terms in the ordinary course of business;

                 (c) demand deposits, time deposits or certificates of deposit in United States commercial banks having shareholders equity of at least $1,000,000,000 and maturing not in excess of one year from the date of acquisition; and

                 (d) obligations backed by the full faith and credit of the United States of America maturing not in excess of one year from the date of acquisition, commercial paper maturing not in excess of 270 days from the date of acquisition and rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation on the date of acquisition, and preferred stock or indebtedness which is (i) traded on a national securities exchange and (ii) rated P-1 or better by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation on the date of acquisition.

         7.23 Distributions. Borrower shall not directly or indirectly declare, make, or pay any Distribution.

         7.24 Dispositions of Assets. Borrower shall not sell, convey, assign, lease, lend, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, directly or indirectly (any of the foregoing being referred to in this SECTION 7.24 as a "TRANSACTION" and any series of related transactions constituting but a single transaction), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except (a) transactions in the ordinary course of business, subject to the requirements of SECTION 3.2(d); provided that no sale, conveyance, assignment, lease, abandonment or other transfer or disposition of any System or substantial portion of any System shall be deemed to be a transaction in the ordinary course of business, and (b) other sales and dispositions of assets for a price not less than fair market value the proceeds of which are used to repay outstanding Principal Debt in the manner and to the extent required pursuant to SECTION 3.2(d).

         7.25 Mergers and Dissolutions. Borrower will not, directly or indirectly, merge or consolidate with any other Person, liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

         7.26 Subordinated Debt. Borrower shall not (a) pay interest on any Subordinated Debt owed to Jones Intercable or Growth Partners, Inc. in excess of the rate applicable to revolving credit loans under this Agreement, (b) increase the rate of interest on any other Subordinated Debt or change any date of payment to an earlier date, (c) make any payment or prepayment on the Subordinated Debt, except in accordance with the Subordination Agreement.

         7.27  Financial Covenants.

                 (a) Borrower shall never permit the ratio of its Total Debt to its Annualized Operating Cash Flow as of the last day of any fiscal quarter ending during a period set forth below to be greater than the amount set forth below opposite such period:

                 Period                                                Maximum Ratio Permitted
                 ------                                                -----------------------
         Closing Date to and including                                      4.75 to 1
         June 30, 1995

         July 1, 1995 to and                                                4.25 to 1
         including March 31, 1996

         April 1, 1996 to and                                               4.00 to 1
         including December 31, 1996

         January 1, 1997 and thereafter                                     3.50 to 1


                 (b) Borrower shall never permit the ratio of its Net Operating Cash Flow to its Interest Expense as of the last day of any fiscal quarter for the fiscal quarter then ended, to be less than 2.00 to 1.00.

                 (c) Borrower shall never permit the ratio of (i) its Net Operating Cash Flow multiplied by 4, to (ii) its Pro Forma Total Debt Service, as of the last day of any fiscal quarter to be less than 1.10 to 1.00.

                 (d) Borrower shall never permit the aggregate amount of its Capital Expenditures in any fiscal year to be greater than $3,500,000; provided, however, if, for any given fiscal year, actual Capital Expenditures are less than $3,500,000, the difference may be carried over to the immediately following fiscal year, but not to subsequent years.

         7.28 Management Fees and Allocated Expenses. Borrower shall never permit Management Fees to exceed 5.00% of its total revenue during any fiscal year, and will not pay, or incur any obligation to pay, any management or consulting fees except in accordance with the Management Agreement. Management Fees and Allocated Expenses and any interest thereon are subordinate in right of payment and enforcement to the Obligation as set forth in the Subordination Agreement, and shall be deferred upon the occurrence and during the continuance of a Default and until the end of the first full fiscal quarter following the date on which any such Default is cured. Interest in respect of deferred Management Fees and Allocated Expenses may not accrue at a rate in excess of the rate applicable to revolving credit loans under this Agreement.

         7.29 Rate Protection Agreements. Within 60 days after the initial Borrowing Date, Borrower shall enter into Rate Protection Agreements, the terms of which are satisfactory to Agent and Borrower, with a duration of at least two years, which Rate Protection Agreements shall assure that the net interest cost to Borrower on at least 50% of the Principal Debt under this Agreement is fixed, capped or hedged.

         7.30 Real Estate. Upon request of Lenders, Borrower shall execute and deliver mortgages, deeds of trust or other collateral assignments satisfactory in form and substance to Agent granting to Agent, for the benefit of Lenders, a first priority Lien in all real property, or interest therein, owned by Borrower, and shall deliver surveys, appraisals, environmental reports and title insurance policies satisfactory to Agent.

SECTION 8 DEFAULT. The term "DEFAULT" means the occurrence of any one or more of the following events:

         8.1  Payment of Obligation. The failure or refusal of Borrower to pay
(a) Principal Debt when the same becomes due in accordance with the Loan Papers, or (b) interest, fees, or any other part of the Obligation within 3 Business Days after the same becomes due and payable in accordance with the Loan Papers; or the failure of Borrower to punctually and properly perform, observe, and comply, with SECTION 7. 7, SECTION 7.21 or with any other provision in the Loan Papers setting forth indemnification or reimbursement obligations of Borrower and such failure or refusal continues for 15 Business Days after notice from any Lender that such amount is due.

         8.2 Covenants. The failure or refusal of Borrower to punctually and properly perform, observe, and comply with:

                 (a) Any covenant, agreement, or condition contained in SECTIONS 7.1, 7.18, 7.25, 7.27 and 7.28; and

                 (b) Any other covenant, agreement, or condition contained in any Loan Paper (other that the covenants to pay the Obligation and the covenants in clause (a) preceding), and such failure or refusal continues for 30 days.

         8.3 Debtor Relief. Borrower or Jones Intercable (a) shall not be Solvent, (b) shall fail to pay its Debts generally as they become due, (c) shall voluntarily seek, consent to, or acquiesces in the benefit of any Debtor Relief Law, or (d) shall become a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days after its filing).

         8.4 Judgments and Attachments. Borrower fails, within 30 days after entry, to pay, bond, or otherwise discharge any judgment or order for the payment of money in excess of $500,000 (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against Borrower's assets having a value (individually or collectively) of $500,000, which in each such case is not either (a) stayed on appeal or (b) being diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on the books of Borrower to the extent required by GAAP and as to which no foreclosure proceeding has been commenced against any property which has not been stayed.

         8.5 Government Action. (a) A Final non-appealable order is issued by any Tribunal, including, but not limited to, the FCC or the United States Justice Department, seeking to cause Borrower to divest a substantial portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Laws, or (b) any Tribunal shall condemn, seize, or otherwise appropriate, or take custody or control of all or any substantial portion of the assets of Borrower.

         8.6 Misrepresentation. Any material representation or warranty made by Borrower contained in any Loan Paper shall at any time prove to have been incorrect in any material respect when made.

         8.7 Franchise Agreements; FCC Licenses. Any Franchise Agreement relating to more than 10% of the Basic Subscribers in the aggregate with respect to all Systems or any other material license, permit, certificate, consent, approval, authorization or agreement granted by the FCC or by any other Tribunal with jurisdiction over any System, whether presently existing or hereafter granted to or obtained by Borrower shall expire without renewal on or before payment in full of the Notes and all obligations hereunder, or be suspended or revoked, or Borrower shall become subject to any injunction or other order materially affecting or which may materially affect (both in the sole good faith judgment of the Determining Lenders) Borrower's present or proposed operations under any such Franchise Agreement or other material license, permit, certificate, consent, approval, authorization or agreement.

         8.8 Change of Ownership or Management. Jones Intercable shall cease to be the general partner of Borrower or shall cease to manage Borrower.

         8.9 Default Under Other Agreements. (a) Borrower fails to pay when due (after lapse of any applicable grace periods) any Debt for borrowed money in excess (individually or collectively) of $500,000; or (b) any default exists under any agreement to which Borrower is a party, the effect of which is to cause, or permit (after the lapse of time or giving of notice) any Person to cause, an amount in excess (individually or collectively) of $500,000 to become due and payable by Borrower prior to the stated maturity thereof, or to cause or require Borrower to purchase or otherwise acquire any Debt for borrowed money in an amount in excess (individually or collectively) of $500,000.

         8.10 Employee Benefit Plans. Any of the following exists with respect to any Employee Plan Of Borrower: (a)a Reportable Event;
(b)disqualification or involuntary termination proceedings; (c) voluntary termination proceedings are initiated while a funding deficiency (as determined under section 412 of the Code) exists; (d) withdrawal liability exists with respect to a Multiemployer Plan; (e) a trustee is appointed by any federal district court or the PBGC to administer an Employee Plan; (f) termination proceedings are initiated by the PBGC; (g) failure by Borrower to promptly notify Agent upon Borrower's receipt of notice of any proceeding or other actions which may result in termination of an Employee Plan if such proceeding or termination would constitute a Material Adverse Event.

         8.11 Validity and Enforceability of Loan Papers. Any Loan Paper shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect or be declared to be null and void or the validity or enforceability thereof be contested by Borrower or Borrower shall deny that it has any or any further liability or obligations under any Loan Paper to which it is a party.

SECTION 9  RIGHTS AND REMEDIES.

         9.1  Remedies Upon Default.

                 (a) If a Default exists under SECTION 8.3, the commitment to extend credit hereunder shall automatically terminate and the entire unpaid balance of the Obligation shall automatically become due and payable without any action of any kind whatsoever.

                 (b)   If any other Default exists, subject to the terms of
         SECTION 10, Agent may (and, subject to the terms of SECTION 10, shall upon the request of Determining Lenders, at Determining Lenders' election), do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under SECTION 9.1(a), declare the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable; (ii)terminate the commitments of Lenders to extend credit hereunder; (iii) reduce any claim to judgment; (iv) to the extent permitted by Law, exercise (or request each Lender to, and each Lender shall be entitled to, exercise) the Rights of offset or banker's Lien against the interest of Borrower in and to every account and other property of Borrower which are in the possession of Agent or any Lender to the extent of the full amount of the Obligation (to the extent permitted by Law, Borrower being deemed directly obligated to each Lender in the full amount of the Obligation for such purposes); and (v) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of Texas or any other applicable jurisdiction as Agent shall deem appropriate, or otherwise, including, but not limited to, the Right to bring suit or other proceedings before any Tribunal either for specific performance of any covenant or condition contained in any of the Loan Papers or in aid of the exercise of any Right granted to Agent or any Lender in any of the Loan Papers.

         9.2 Company Waivers. To the extent permitted by Law, Borrower hereby waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to the Obligation, or any part thereof, shall not be affected by any renewal or extension in the time of payment of the Obligation, by any indulgence, or by any release or change in any security for the payment of the Obligation.

         9.3 Delegation of Duties and Rights. Agent and Lenders may perform any of their duties or exercise any of their Rights under the Loan Papers by or through their respective Representatives.

         9.4 Not in Control. None of the covenants or other provisions contained in any Loan Paper shall, or shall be deemed to, give Agent or Lenders the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of Borrower, the power of Agent or Lenders being limited to the Right to exercise the remedies provided in this
SECTION 9.

         9.5 Course of Dealing. The acceptance by Agent or Lenders at any time and from time to time of partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Agent, Determining Lenders, or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Agent, Determining Lenders, or Lenders in exercising any Right under the Loan Papers shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

         9.6 Cumulative Rights. All Rights available to Agent and Lenders under the Loan Papers are cumulative of and in addition to all other Rights granted to Agent and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Agent or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Papers.

         9.7 Application of Proceeds. Any and all proceeds ever received by Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation in the order and manner set forth in SECTION 3.

         9.8 Diminution in Value of Collateral. Neither Agent nor any Lender shall have any liability or responsibility whatsoever for any diminution in or loss of value of any collateral now or hereafter securing payment or performance of all or part of the Obligation.

         9.9 Certain Proceedings. Borrower will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Agent or Lenders may reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Papers. Because Borrower agrees that Agent's and Lenders' remedies at Law for failure of Borrower to comply with the provisions of this paragraph would be inadequate and that such failure would not be adequately compensable in damages, Borrower agrees that the covenants of this paragraph may be specifically enforced.

         9.10 Limitation of Rights. Notwithstanding any other provision of this Agreement or any other Loan Paper, any action taken or proposed to be taken by Agent, or Lender under any Loan Paper which would affect the operational, voting, or other control of Borrower, shall be pursuant to the Communications Act, any applicable state Law and any other applicable Laws in effect from time to time, and the applicable rules and regulations thereunder and, if and to the extent required thereby, subject to the prior consent of the FCC.

         9.11 Expenditures by Lenders. All court costs, reasonable attorneys' fees, other costs of collection, and other sums spent by Lenders pursuant to the exercise of any Right (including, without limitation, any effort to collect or enforce any of the Notes) provided herein shall be payable to Lenders on demand, shall become part of the Obligation, and, if not paid within 5 Business Days, shall bear interest at the Default Rate from the date of demand for payment until the date repaid by Borrower.

SECTION 10   AGREEMENT AMONG LENDERS.

         10.1  Agent.

                 (a) Each Lender hereby appoints Agent (and Agent hereby accepts such appointment) as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Papers; (ii) to arrange the means whereby the funds of Lenders are to be made available to Borrower under the Loan Papers;
         (iii) to take such action as may be requested by any Lender under the Loan Papers (when such Lender is entitled to make such request under the Loan Papers and after such requesting Lender has obtained the concurrence of such other Lenders as may be required under the Loan Papers); (iv) to receive all documents and items to be furnished to Lenders under the Loan Papers; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Lenders; (vi) to promptly distribute to each Lender all items delivered by Borrower pursuant to SECTION 7.3 and all other material information, requests, documents, and items received from Borrower under the Loan Papers; (vii) to promptly' distribute to each Lender its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Papers; and (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from Lenders; provided, however, Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to the Loan Papers or applicable Law.

                 (b) The Agent may resign as such at any time upon at least 30 days' prior notice to Borrower, and Lenders. Should the initial or any successor Agent ever cease to be a party hereto or should the initial or any successor Agent ever resign or be removed as Agent, then Borrower (with the approval of Determining Lenders, which approval will not be unreasonably withheld, and the Lender to be elected Agent) shall elect the successor Agent from among the Lenders (other than the resigning Agent). If no successor Agent shall have been so appointed by the Determining Lenders, within 30 days after the retiring Agent's giving of notice of resignation or the Determining Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a commercial bank having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Agent under the Loan Papers by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the Rights of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations of Agent under the Loan Papers, and each Lender shall execute such documents as any Lender may reasonably request to reflect such change in and under the Loan Papers. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this SECTION 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Papers.

                 (c) Agent, in its capacity as a Lender, shall have the same Rights under the Loan Papers as any other Lender and may exercise the same as though it were not acting as Agent; the term "Lender" shall, unless the context otherwise indicates, includes Agent; and any resignation by Agent hereunder shall not impair or otherwise affect any Rights which it has or may have in its capacity as an individual Lender. Each Lender and Borrower agree that Agent is not a fiduciary for Lenders or for Borrower but simply is acting in the capacity described herein to alleviate administrative burdens for both Borrower and Lenders, that Agent has no duties or responsibilities to Lenders or Borrower except those expressly set forth herein, and that Agent in its capacity as a Lender has all Rights of any other Lender.

                 (d) Agent and Lenders may now or hereafter be engaged in one or more loan, letter of credit, leasing, or other financing transactions with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (collectively, the "other activities") not the subject of the Loan Papers. Without limiting the Rights of Lenders specifically set forth in the Loan Papers, Agent, and Lenders shall not be responsible to account to other Lenders for such other activities, and no Lender shall have any interest in any other activities, any present or future guaranties by or for the account of Borrower which are not contemplated or included in the Loan Papers, any present or future property taken as security for any such other activities, or any property now or hereafter in the possession or control of Agent or Lender which may be or become security for the obligations of Borrower arising under the Loan Papers by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other activities; provided that, if any payments in respect of such guaranties or such property or the proceeds thereof shall be applied to reduction of the obligations of Borrower arising under the Loan Papers, then each Lender shall be entitled to share in such application ratably.

         10.2 Expenses. Each Lender shall pay its Pro Rata Part of any reasonable expenses (including, without limitation, court costs, reasonable attorneys' fees and other costs of collection) incurred by Agent in connection with any of the Loan Papers if Agent does not receive reimbursement therefor from Borrower or other sources within 60 days after incurred; provided that each Lender shall be entitled to receive its Pro Rata Part of any reimbursement for such expenses, or part thereof, which Agent subsequently receives from Borrower or such other sources.

         10.3 Proportionate Absorption of Losses. Except as herein provided, nothing in the Loan Papers shall be deemed to give any Lender any advantage over any other Lender insofar as the Obligation arising under the Loan Papers is concerned, or to relieve any Lender from ratably absorbing any losses sustained with respect to the Obligation (except to the extent unilateral actions or inactions by any Lender result in any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of such Lender's Pro Rata Part of the Obligation).

         10.4 Delegation of Duties; Reliance. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested, subject to the limitations on liabilities contained in this SECTION 10. Agent may perform any of its duties or exercise any of its Rights under the Loan Papers by or through its Representatives. Agent and its Representatives shall (a) be entitled to rely upon (and shall be protected in relying upon) any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telecopy, telegram, telex or teletype message, statement, order, or other documents or conversation believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Agent, (b) be entitled to deem and treat each Lender as the owner and holder of its Pro Rata Part of the Principal Debt for all purposes until, subject to SECTION 11.14, written notice of the assignment or transfer thereof shall have been given to and received by Agent (and, any request, authorization, consent, or approval of any Lender shall be conclusive and binding on each subsequent holder, assignee, or transferee of such Lender's Pro Rata Part of the Principal Debt or Participant therein until such notice is given and received), (c) not be deemed to have notice of the occurrence of a Default unless a responsible officer of Agent, who handles matters associated with the Loan Papers and transactions thereunder, has actual knowledge thereof or Agent has been notified thereof by a Lender or Borrower, and (d) be entitled to consult with legal counsel (including counsel for Borrower), independent accountants and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

         10.5   Limitation of Liability.

                 (a) None of Agent or any of its Representatives shall be liable for any action taken or omitted to be taken by it or them under the Loan Papers in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Papers or be responsible for the consequences of any error of judgment, except for such Person's fraud, gross negligence, or willful misconduct, and none of Agent or any of its Representatives has a fiduciary relationship with any Lender by virtue of the Loan Papers (provided that nothing herein shall negate the obligation of Agent to account for funds received by it for the account of any Lender).

                 (b) Unless indemnified to its satisfaction against loss, cost, liability, and expense, Agent shall not be compelled to do any act under the Loan Papers or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Papers. If Agent requests instructions from Lenders or Determining Lenders, as the case may be, with respect to any act or action (including, but not limited to, any failure to act) in connection with any Loan Paper, Agent shall be entitled (but shall not be required) to refrain (without incurring any liability to any Person by so refraining) from such act or action unless and until it has received such instructions. In no event, however, shall Agent or any of its Representatives be required to take any action which it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender shall have any right of action against Agent as a result of Agent's acting or refraining from acting hereunder in accordance with the instructions of Determining Lenders.

                 (c) Agent shall not be responsible in any manner to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Agent in respect of, (i) the creditworthiness of Borrower and the risks involved to such Lender,
         (ii) the effectiveness, enforceability, genuineness, validity, or the due execution of any Loan Paper, (iii) any representation, warranty, document, certificate, report, or statement made therein or furnished thereunder or in connection therewith, (iv) the existence, priority, or perfection of any Lien granted or purported to be granted under any Loan Paper, or (v) observation of or compliance with any of the terms, covenants, or conditions of any Loan Paper on the part of Borrower. Each Lender, jointly and severally, agrees to indemnify Agent and its Representatives and hold them harmless from and against (but limited to such Lender's Pro Rata Part of) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses,' and reasonable disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by them in any way relating to or arising out of the Loan Papers or any action taken or omitted by them under the Loan Papers, to the extent Agent and its Representatives are not reimbursed for such amounts by Borrower (provided that, Agent and its Representatives shall not have the right to be indemnified hereunder for its or their own fraud, gross negligence, or willful misconduct).

         10.6 Default; Collateral. Upon the receipt by Agent of notice from Borrower or any Lender that a Default or Potential Default has occurred, Agent shall promptly notify Lenders. Upon the occurrence and continuance of a Default, Determining Lenders or Lenders, as the case may be as required hereunder, will instruct Agent regarding a course of action for the enforcement of the Rights of Lenders; and Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Agent shall have received instructions from Determining
Lenders or Lenders, as the case may be. In actions with respect to any property of Borrower, Agent is acting for the ratable benefit of each Lender. Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligation shall be construed as being for the ratable benefit of each Lender. If Agent acquires any security for the Obligation or any guaranty of the Obligation upon or in lieu of foreclosure, the same shall be held for the benefit of all Lenders in proportion to their respective Pro Rata Parts.

         10.7 Limitation of Liability. To the extent permitted by Law, (a) neither any Lender nor any Participant shall incur any liability to any other Lender or Participant except for acts or omissions in bad faith or gross negligence or wilful misconduct, and (b)neither Agent nor Lender or Participant shall incur any liability to any other Person for any act or omission of any other Lender or any Participant.

         10.8 Relationship of Lenders. Nothing herein shall be construed as creating a partnership or joint venture among Agent and Lenders or among Lenders.

         10.9 Benefits of Agreement. Except for the representations and covenants in SECTIONS 10. 1(b), 10. 1(c) and 10.9 in favor of Borrower, none of the provisions of this SECTION 10 shall inure to the benefit of Borrower or any other Person other than Lenders; consequently, neither Borrower nor any other Person shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of any Lender to comply with such provisions.

SECTION 11 MISCELLANEOUS.

         11.1 Headings. The headings, captions, and arrangements used in any of the Loan Papers are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Papers, nor affect the meaning thereof.

         11.2 Nonbusiness Days. In any case where any payment or action is due under any Loan Paper on a day which is not a Business Day, such payment or action may be delayed until the next-succeeding Business Day, but interest shall continue to accrue in respect of any payment to which it is applicable until such payment is in fact made; provided that, if in the case of any such payment in respect of a LIBOR Rate Loan the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

         11.3 Communications. Unless specifically otherwise provided, whenever any Loan Paper requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the telex number, if any, for such party, and the appropriate answerback is received, (b) if by telecopy, when transmitted to the telecopy number for such party, if any, (and all such communications sent by telecopy shall be confirmed promptly thereafter by personal delivery or mailing in accordance with the provisions of this section; provided, that any requirement in this parenthetical shall not affect the date on which such telecopy shall be deemed to have been delivered), (c) if by mail, on the fifth Business Day after it is enclosed in an envelope, properly addressed to such party, properly stamped, sealed, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered to such party. Until changed by notice pursuant hereto, the address (and telex and telecopy numbers, if any) for each Lender and Agent is set forth on SCHEDULE 2.1. Each such communication to Borrower shall be addressed to:


                                         Jones Growth Partners L.P.
                                         c/o Jones Intercable, Inc.
                                         9697 E. Mineral Avenue
                                         Englewood Colorado 80112
                                         Attn: Treasurer
                                         Fax:  303-790-7324

                   with a copy to:       Legal Department
                                         Jones Intercable, Inc.
                                         9697 E. Mineral Avenue
                                         Englewood, Colorado 80112
                                         Attn: General Counsel
                                         Fax: 303-799-1644

         11.4 Form and Number of Documents. Each agreement, document, instrument, or other writing to be furnished under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Agent and its counsel.

         11.5 Exceptions to Covenants. Borrower shall not take any action or fail to take any action which is permitted as an exception to any of the covenants contained in any Loan Paper if such action or omission would result in the breach of any other covenant contained in any of the Loan Papers.

         11.6 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Papers shall survive all closings under the Loan Papers and, except as otherwise indicated, shall not be affected by any investigation made by any party. All rights of reimbursement and indemnification shall survive termination of this Agreement and payment in full of the Obligation.

         11.7 GOVERNING LAW. THE LAWS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS THEREOF) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES TO THE LOAN PAPERS AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN PAPERS.

         11.8 Invalid Provisions. If any provision in any Loan Paper is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; the appropriate Loan Paper shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom. Agent, Lenders, and Borrower agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

         11.9 Entirety. A CREDIT AGREEMENT IN WHICH THE AMOUNT INVOLVED EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR BY THAT PARTY'S AUTHORIZED REPRESENTATIVE. THE RIGHTS AND OBLIGATIONS OF THE BORROWER, LENDERS, AND AGENT SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME) AND THE OTHER WRITTEN LOAN PAPERS EXECUTED BY BORROWER, ANY LENDER, AND/OR AGENT REPRESENT THE FINAL AGREEMENT BETWEEN THE BORROWER, LENDERS, AND AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES. THIS PARAGRAPH IS INCLUDED HEREIN PURSUANT TO
SECTION 26. 02 OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED FROM TIME TO TIME.

         11.10 VENUE; SERVICE OF PROCESS; JURY TRIAL. EACH PARTY HERETO, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS HEREBY (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS AND AGREES AND CONSENTS

THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING ARISING OUT' OF OR IN CONNECTION WITH THE LOAN PAPERS AND THE OBLIGATION BY SERVICE OF PROCESS AS PROVIDED BY TEXAS LAW, (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN PAPERS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF DALLAS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS SET FORTH HEREIN, AND (e) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN PAPER. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower acknowledges that this waiver is a material inducement to Agent's and each Lender's agreement to enter into a business relationship, that Agent and each Lender has already relied on this waiver in entering into this Agreement, and that Agent and each Lender will continue to rely on each of such waivers in related future dealings. Borrower further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each such waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 11.10 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, AND REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN PAPER. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

         11.11  Amendments, Consents, Conflicts, and Waivers.

                 (a) Except as otherwise specifically provided, (i) this Agreement may only be amended by an instrument in writing executed jointly by Borrower and Determining Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof, and (ii) the other Loan Papers may only be the subject of an amendment, modification, or waiver if Borrower and Determining Lenders have approved same; provided that no amendment, waiver or consent affecting the rights or duties of the Agent shall in any event be effective unless in writing and signed by Agent in addition to the Lenders required herein to take such action.

                 (b) Any amendment to or consent or waiver under this Agreement or any Loan Paper which purports to accomplish any of the following must be by an instrument in writing executed by Borrower and Agent and executed (or approved, as the case may be) by each Lender:
         (i)extends the due date or decreases the amount of any scheduled payment of the Obligation beyond the date specified in the Loan Papers, or changes the dates or amounts specified on SECTION 3.2 for amortization of the Total Commitment; (ii) decreases any rate or amount of interest, fees, or other sums payable to Agent or Lenders hereunder (except such reductions as are contemplated by this Agreement); (iii) changes the definition of "APPLICABLE MARGIN," "COMMITTED SUM," "COMMITMENT PERCENTAGE," "DETERMINING LENDERS," "TERMINATION DATE," OR "TOTAL COMMITMENT"; (iv) increases any one or more Lenders' Committed Sums; (v) waives compliance with, amends, or releases (in whole or in part) any collateral for the Obligation except to the extent dispositions of assets are permitted by this Agreement; or (vi) changes this CLAUSE (b) or any other matter specifically requiring the consent of all Lenders hereunder.

                 (c) Any conflict or ambiguity between the terms and provisions herein and terms and provisions in any other Loan Paper shall be controlled by the terms and provisions herein.

                 (d) No course of dealing nor any failure or delay by Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Agent or any Lender hereunder shall operate as a waiver thereof. A waiver must be in writing and signed by Lenders (or Determining Lenders, if required hereunder) to be effective, and such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

         11.12 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each Lender execute the same counterpart so long as identical counterparts are executed by Borrower, each Lender, and Agent. This Agreement shall become effective when counterparts hereof shall have been executed and delivered to Agent by each Lender, Agent, and Borrower, or, in the case only of Lenders, when Agent shall have received telecopied, telexed, or other evidence satisfactory to it that each Lender has executed and is delivering to Agent a counterpart hereof. Certain Lenders may have executed multiple signature pages hereof in addition to full counterparts hereof, in which event, Borrower and Agent are authorized to execute such additional signature pages and insert them, along with signature pages for other parties hereto, into one or more counterparts of this Agreement containing signatures of all parties hereto, each of which counterpart shall be deemed an original of this Agreement for all purposes.

         11.13 Taxes. Any Taxes payable by Agent or any Lender or ruled by a Tribunal payable by Agent or any Lender in respect of this Agreement or any other Loan Paper shall be paid by Borrower, together with interest and penalties, if any (except for Taxes payable on the overall net income of any such Lender or Agent and except for interest and penalties incurred as a result of the gross negligence or wilful misconduct of Agent or any Lender). Agent or such Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of such Taxes, which certificate shall be conclusive and binding, and Borrower shall promptly pay such amount to Agent for its account or the account of such Lender, as the case may be. If Agent or such Lender subsequently receives a refund of such Taxes paid to it by Borrower, then such recipient shall promptly pay such refund to Borrower.

         11.14  Successors and Assigns; Participation.

                 (a) This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Borrower may not, directly or indirectly, assign or transfer, or attempt to assign or transfer, any of its Rights, duties or obligations under any Loan Papers without the express written consent of all Lenders, and (ii) except as permitted under this Section 11.14, no Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation. Notwithstanding clause (ii) of this SECTION 11.14(a), any Lender may at any time, without the consent of Borrower or Agent, assign all or any portion of its Rights under this Agreement, the Loan Papers, and the Notes to a Federal Reserve Bank or to an Affiliate of such Lender; provided, however, that no such assignment shall release the transferor Lender from its obligations under this Agreement.

                 (b) Subject to the provisions of this section and in accordance with applicable Law, any Lender may, upon notice to Borrower and Agent, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell to one or more Persons (each a "PARTICIPANT") participating interests in its portion of the Obligation. In the event of any such sale to a Participant, (i) such Lender shall remain a "Lender" under this Agreement and the Participant shall not constitute a "Lender" hereunder, (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible for the performance thereof, (iv) such Lender shall remain the holder of its share of the Principal Debt for all purposes under this Agreement, and (v) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's Rights and obligations under the Loan Papers. Participants shall have no Rights under the Loan Papers other than certain voting Rights as provided below. Subject to the following, each Lender shall be entitled to obtain (on behalf of its Participants) the benefits of
         SECTION 3 with respect to all participation in its part of the Obligation outstanding from time to time so long as Borrower shall not be obligated to pay any amount in excess of the amount that would be due to such Lender under SECTION 3 calculated as though no participation had been made. No Lender shall sell any participating interest under which the Participant shall have any Rights to approve any amendment, modification, or waiver of any Loan Paper, except to the extent such amendment, modification, or waiver extends the due date for payment of any amount in respect of principal, interest, or fees due under the Loan





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
         Papers, reduces the interest rate or the amount of principal or fees applicable to the Obligation (except such reductions as are contemplated by this Agreement), or releases any Guaranty or collateral, if any, for the Obligation; provided that in those cases where a Participant is entitled to the benefits of SECTION 3 or a Lender grants Rights to its Participants to approve amendments to or waivers of the Loan Papers respecting the matters previously described in this sentence, such Lender must include a voting mechanism in the relevant participation agreement whereby a majority of such Lender's portion of the Obligation (whether held by such Lender or participated) shall control the vote for all of such Lender's portion of the Obligation. Except in the case of the sale of a participating interest to a Lender, the relevant participation agreement shall not permit the Participant to transfer, pledge, assign, sell participation in, its portion of the Obligation.

                 (c) Subject to the provisions of this section (upon the prior written consent of Borrower and Agent which consent will not be unreasonably withheld), any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, sell to one or more financial institutions (each a "Purchaser") all or a portion of its Rights and obligations under the Loan Papers (including, without limitation, the same portion of its Committed Sum and the Loans at the time owing to it and the Notes held by it), and such Purchaser shall assume such Rights and obligations, pursuant to an Assignment Agreement, substantially in the form of EXHIBIT G hereto; provided, however, that each such assignment pursuant to this
         SECTION 11.14(c) shall include a ratable interest in the assigning Lender's Committed Sum and Loans and Rights and obligations under this Agreement shall be in a minimum aggregate amount of $5,000,000, and no Lender shall assign more than 49% of its Committed Sum as in effect on the Closing Date or on the date it became a Lender under this Agreement, unless Borrower and Agent shall otherwise agree. Upon (i) delivery of an executed copy of the Assignment Agreement to Borrower and Agent and (ii) payment of a fee of $3,000 from such transferor to Agent, from and after the assignment's effective date (which shall be after the date of such delivery), such Purchaser shall for all purposes be a Lender party to this Agreement and shall have all the Rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with commitments as set forth in the assignment agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and, except as provided in the following sentence, no further consent or action by Borrower, Lenders, or Agent shall be required. Upon the consummation of any transfer to a Purchaser pursuant to this CLAUSE
         (c), SCHEDULE 2.1 shall automatically be deemed to reflect the name, address, and Committed Sum of such Purchaser, Agent shall deliver to Borrower and Lenders an amended SCHEDULE 2.1 reflecting such changes, Borrower shall execute and deliver to each of the transferor Lender and such Purchaser a Note in the face amount of its Committed Sum following such transfer, and, upon receipt of such Note, such transferor Lender shall return to Borrower the Note previously delivered to such Lender hereunder. A Purchaser shall be subject to all the provisions in this section the same as if it were a Lender signatory hereto as of the Closing Date.

                 (d) No Participant or Purchaser (including for this purpose a different lending office of a Lender) shall be entitled to receive any greater payment under SECTION 3 than the transferor Lender would have been entitled to receive with respect to the Rights assigned, unless by reason of any provision herein requiring such Lender to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                 (e) Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchaser (each, a "TRANSFEREE") and any prospective transferee, subject to such transferee's agreement to be bound by a provision similar to SECTION 11.15 hereof, any and all financial and other information in such Person's possession concerning the Borrower which has been or may be delivered to such Person by or on behalf of any such Person in connection with this Agreement or any other Loan Paper or such Person's credit evaluation of Borrower.

         11.15 Confidentiality of Information. Agent and Lenders understand that some of the information furnished to them pursuant to this Agreement and pursuant to the Loan Papers may be received by them prior to the time such information shall have been made public, and Agent and each Lender agrees that except as permitted by SECTION 11.14(e) hereof it will keep all information so furnished to it confidential until it shall otherwise have become public, subject, however, to the obligations of each Lender under Law to make information available to governmental agencies and examiners or pursuant to legal process of court and the obligations of each Lender, if any, to provide such information to any participants in the Loans under this Agreement.

         11.16 Discharge Only Upon Payment in Full: Reinstatement in Certain Circumstances. Borrower's obligations under the Loan Papers shall remain in full force and effect until the Total Commitment shall have terminated and the Obligation shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower under any Loan Paper is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, the obligations of Borrower under the Loan Papers with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

        [REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGES FOLLOW.]





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
        EXECUTED as of the day and year first mentioned.

                        JONES GROWTH PARTNERS L.P., a
                         Colorado limited partnership

                        By      JONES SPACELINK CABLE
                                CORPORATION, a Colorado
                                corporation, as managing general partner

                        By       Illegible
                           ---------------------------------------------
                        (Name)
                              ------------------------------------------
                        (TITLE)
                               -----------------------------------------


                        NATIONSBANK OF TEXAS, N.A.,
                        as Agent and a Lender

                        By  /s/ DOUGLAS E. ROPER
                           --------------------------------------------
                        (NAME) Douglas E. Roper
                              -----------------------------------------
                        (Title) Senior Vice President
                               ----------------------------------------

                        PNC BANK, NATIONAL ASSOCIATION,
                        as a Lender

                        By /s/ THOMAS P. CORDER
                          --------------------------------------------
                        (NAME) Thomas P. Corder
                              ----------------------------------------
                        (Title) Vice President
                               ---------------------------------------




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